Exhibit 2.1

Private and Confidential

Execution Version

TRANSACTION AGREEMENT

by and among

Faraday Future Intelligent Electric Inc.

Smart Technology Holdings Ltd.

FF EAI Robotics Ecosystem Inc.

FFR Acquisition Sub LLC

and

FF EAI Robotics Inc.

October 12, 2026

- i -

TABLE OF CONTENTS (Continued)

- ii -

TABLE OF CONTENTS (Continued)

- iii -

INDEX OF SCHEDULES AND EXHIBITS

Schedule A	Seller Disclosure Schedule
Schedule B	Purchaser Disclosure Schedule

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Support Agreement
Exhibit C	Form of Transition Service Agreement

- iv -

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT (this “Agreement”) is made as of October 12, 2026, by and among Smart Technology Holdings Ltd., a company incorporated under the Laws of the Cayman Islands (the “Cayman Seller”), Faraday Future Intelligent Electric Inc., a corporation incorporated under the Laws of the State of Delaware (“FFAI” and, together with the Cayman Seller, collectively, the “Seller Parties” and each, a “Seller Party”), FF EAI Robotics Ecosystem Inc. (formerly known as AIxCrypto Holdings, Inc.), a corporation incorporated under the Laws of the State of Delaware (the “Purchaser”), FF EAI Robotics Inc., a corporation incorporated under the Laws of the State of California (the “Company”), and FFR Acquisition Sub LLC, a limited liability company formed under the Laws of Delaware (“Merger Sub”). The Cayman Seller, FFAI, the Purchaser, the Company and Merger Sub are referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein, but not defined herein, are defined in Article XI below.

WHEREAS, the Seller Parties and the Company have completed, or shall complete before the Closing in accordance with Section 8.14, an internal restructuring pursuant to which the robotics business currently owned and operated by FFAI, and all assets, intellectual property, data, contracts, employees and liabilities related thereto, have been or shall be contributed to the Company and its Subsidiaries (the “Internal Restructuring”);

WHEREAS, the authorized share capital of the Company consists of 150,000,000 shares of common stock without par value, of which 75,000,000 shares of the common stock are issued and outstanding (the “Company Stock”);

WHEREAS, the Cayman Seller owns beneficially and of record all of the issued and outstanding Company Stock;

WHEREAS, the Purchaser desires to acquire from the Cayman Seller, and the Cayman Seller desires to transfer to the Purchaser, all of the Company Stock, in each case upon the terms and conditions set forth herein;

WHEREAS, immediately following the transfer of the Company Stock to the Purchaser in exchange for the Purchaser Stock Consideration (the “Equity Exchange”), the Company shall merge with and into Merger Sub, with Merger Sub surviving as a wholly owned direct Subsidiary of the Purchaser (the “Merger”), as part of an integrated transaction;

WHEREAS, the board of directors of the Purchaser (the “Purchaser Board”) has, upon unanimous recommendation of its special committee consisting of independent directors (the “Purchaser Special Committee”), and after receipt of the written opinion of the Purchaser Special Committee’s financial advisor to the effect that the consideration to be paid by the Purchaser is fair, from a financial point of view, to the Purchaser and its stockholders (other than the Seller Parties and their Affiliates) (the “Fairness Opinion”), unanimously determined that it is in the best interest of the Purchaser and its stockholders, and declared it advisable, to approve this Agreement and the Transactions;

WHEREAS, the board of directors of FFAI (the “FFAI Board”) has, upon unanimous recommendation of its special committee consisting of independent and disinterested directors (the “FFAI Special Committee”), unanimously determined that it is in the best interest of FFAI and its shareholders, and declared it advisable, to approve this Agreement and the Transactions;

WHEREAS, the Purchaser, as the sole member of Merger Sub, has approved and adopted this Agreement concurrently with its execution pursuant to Delaware Limited Liability Company Act; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Equity Exchange and the Merger, taken together as integrated transactions, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and in accordance with Revenue Ruling 2001-46 (the “Intended Tax Treatment”), and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (a “Plan of Reorganization”).

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective Parties, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereto, intending to be legally bound, hereby agrees as follows:

Article I

Purchase Transactions

1.1 Purchase Price

The aggregate consideration to be paid by the Purchaser to the Cayman Seller, for the Company Stock pursuant to this Agreement (the “Purchase Price”) shall be (a) US$200,000,000 multiplied by (b)(i) one minus (ii)(A) the number of shares of Company Stock issuable upon exercise of the Outstanding Options outstanding immediately prior to Closing divided by (B) the aggregate number of shares of Company Stock issued and outstanding immediately prior to the Closing, calculated on a fully-diluted basis, which shall be payable in Purchaser Common Stock and Purchaser Preferred Stock pursuant to Section 1.3.1.

1.2 Closing

Unless another date, location or time is mutually agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via exchange of documents and signatures by electronic transmission in PDF format at 10:00 a.m. on the fifth (5th) Business Day after satisfaction or, if permissible, waiver, of the conditions to the obligations of the Parties set forth in Article IX other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver, of those conditions. The date and time of the Closing are referred to herein as the “Closing Date.” The Equity Exchange shall be completed first and the Merger shall become effective immediately thereafter on the Closing Date; neither step shall be completed unless all documents, approvals and other actions necessary to complete both steps are in place.

1.3 Equity Exchange; Merger

1.3.1 Equity Exchange. On the basis of the representations, warranties, covenants and other agreements contained herein and subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Cayman Seller, and the Cayman Seller shall, and FFAI shall cause the Cayman Seller to, sell, assign, transfer, convey and deliver to the Purchaser, free and clear of all Encumbrances, all of the Company Stock, in exchange for (i) 1,315,313 shares of Purchaser Common Stock and (ii) 65,475 shares of Purchaser Preferred Stock (collectively, the “Purchaser Stock Consideration”). The aggregate number of shares of Purchaser Common Stock represented by the Purchaser Stock Consideration on an as-converted basis shall equal the quotient of (A) the Purchase Price, divided by (B) the Purchaser Stock Price. Each share of Purchaser Preferred Stock shall be convertible into one thousand shares of Purchaser Common Stock, subject to Section 1.4. The Purchase Price excludes any consideration attributable to the outstanding options to purchase equity in the Company identified in Section 3.2.1 of the Seller Disclosure Schedule (the “Outstanding Options”), which shall be assumed by the Purchaser in accordance with Section 1.3.3(b).

1.3.2 The Merger. Subject to and immediately following the Equity Exchange on the Closing Date, the Company shall merge with and into Merger Sub in accordance with the applicable corporation and limited liability company Laws of their respective jurisdictions. The Company’s separate corporate existence shall cease and Merger Sub shall continue as the surviving entity (the “Surviving Company”) and a wholly-owned direct Subsidiary of the Purchaser. The Company and Merger Sub shall execute and file the certificate or certificates of merger and any other required instruments with the applicable Secretary of State or other filing authority. The Merger shall become effective upon filing and acceptance of such certificate or certificates or at the later time specified therein, immediately following the Equity Exchange (the “Effective Time”).

1.3.3 Effect of the Merger.

(a) At the Effective Time, the Merger shall have the effects prescribed by this Agreement and applicable Law: all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of each shall become those of the Surviving Company. Each share of Company Stock then held by the Purchaser shall be canceled without additional consideration, and the outstanding membership interests of Merger Sub shall remain outstanding as membership interests of the Surviving Company. The Organizational Documents and management of Merger Sub immediately before the Effective Time shall continue as those of the Surviving Company. References in this Agreement to the Company after the Effective Time shall include the Surviving Company as its successor.

(b) At the Effective Time, each Outstanding Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Purchaser Common Stock (each, an “Assumed Option”), and the Purchaser shall assume the Assumed Option and the terms of the stock option agreement (including the terms of the applicable incentive plan referenced in such agreement) by which such Outstanding Option is evidenced (but with changes to such documents as the Purchaser and the Seller Parties mutually agree are appropriate to reflect the substitution of the Outstanding Options by the Purchaser to purchase Purchaser Common Stock). Accordingly, from and after the Effective Time: (i) each Outstanding Option assumed by the Purchaser may be exercised solely for Purchaser Common Stock; (ii) the number of shares of Purchaser Common Stock subject to each Outstanding Option assumed by the Purchaser shall be determined by multiplying (x) the number of shares of Company Stock that were subject to such Outstanding Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Purchaser Common Stock; (iii) the per share exercise price for the Purchaser Common Stock issuable upon exercise of each Outstanding Option assumed by the Purchaser shall be determined by dividing (x) the per share exercise price of Company Stock subject to such Outstanding Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any and all vesting schedule and restrictions on the exercise of any Outstanding Option shall continue in full force and effect and be included in the terms of the Assumed Options, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Outstanding Option shall otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of an Outstanding Option, such Outstanding Option assumed by the Purchaser in accordance with this Section 1.3.3(b), such Outstanding Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Purchaser Common Stock subsequent to the Effective Time; and (2) the Purchaser Board or a committee thereof shall succeed to the authority and responsibility with respect to each Outstanding Option assumed by the Purchaser. Notwithstanding anything to the contrary in this Section 1.3.3(b), the conversion of each Outstanding Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Purchaser Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of an Outstanding Option will not constitute a “modification” of such Outstanding Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Outstanding Option so assumed by the Purchaser shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Outstanding Option qualified as an incentive stock option prior to the Effective Time. As soon as reasonably practicable following the Closing Date (but in no event later than five (5) Business Days after the Purchaser first becomes eligible to use Form S-8 for the Assumed Options), the Purchaser will file an appropriate registration statement on Form S-8 (or such other appropriate form, if required) with respect to the offering of the Purchaser Common Stock issuable upon the exercise of the Assumed Options, to the extent that are permitted by Form S-8, and will use reasonable best efforts to maintain the effectiveness of registration statement thereafter for so long as any of such Assumed Options remain outstanding.

1.3.4 Closing Transactions. At the Closing:

(a) The Purchaser shall issue the Purchaser Stock Consideration to the Cayman Seller.

(b) The Seller Parties shall deliver to the Purchaser:

(i) a copy of resolutions and actions taken by the FFAI Board (including the FFAI Special Committee) in connection with the approval of this Agreement and the Transactions;

(ii) a copy of resolutions and actions taken by the board of directors and the stockholder of the Cayman Seller in connection with the approval of this Agreement and the Transactions;

(iii) a copy of resolutions and actions taken by the board of directors and the stockholder of the Company in connection with the approval of this Agreement and the Transactions;

(iv) a copy of the instrument of transfer with respect to the Company Stock, duly executed by the Cayman Seller;

(v) all share certificates representing the Company Stock, if any;

(vi) the updated stock ledger or register of members, as applicable, of the Company, reflecting the transfer of the Company Stock to the Purchaser;

(vii) the executed resignation letter of each director and officer of the Company, effective as of the Closing Date;

(viii) with respect to the Company, a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the Treasury Regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the Treasury Regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser;

(ix) a copy of each Transaction Document (other than this Agreement), duly executed by all parties listed thereto (other than the Purchaser and Merger Sub); and

(x) (A) all other documents, instruments or certificates required to be delivered by the Seller Parties and the Target Companies at or prior to the Closing pursuant to Section 9.1, and (B) such other documents or certificates as shall reasonably be required by the Purchaser and its counsel to consummate the Transactions.

(c) The Purchaser shall deliver to the Seller Parties:

(i) a copy of resolutions and actions taken by the Purchaser Board (including the Purchaser Special Committee) in connection with the approval of this Agreement and the Transactions;

(ii) a copy of each Transaction Document (other than this Agreement), duly executed by the Purchaser and Merger Sub, as applicable; and

(iii) (A) all other documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 9.2, and (B) such other documents or certificates as shall reasonably be required by the Seller Parties and their respective counsel to consummate the Transactions.

1.4 Purchaser Preferred Stock and Blocker

The Purchaser Preferred Stock shall be non-voting convertible preferred stock, par value US$0.001 per share, with no discount, interest, preferential dividend, redemption right or other special economic rights. Before issuance, the Purchaser shall duly adopt and file a certificate of designation specifying its terms (the “Certificate of Designation”), in a form approved by the Purchaser and FFAI. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, (i) no Purchaser Common Stock or Purchaser Preferred Stock shall be issued in excess of the amount authorized by the Purchaser’s certificate of incorporation or the maximum amount permitted without the requisite stockholder approval under applicable Nasdaq Listing Rules, including Rules 5635(a), (b) and (d), as applicable, and (ii) no Purchaser Preferred Stock shall be convertible into Purchaser Common Stock, and no voting rights arising from such conversion may be exercised, unless and until the requisite stockholder approval has been obtained. The blocker shall be absolute and apply to the Seller Parties and their Affiliates and their respective subsequent holders, including upon any upstream distribution, transfer or pledge, and shall be reflected in the Certificate of Designation. No cash settlement, waiver, amendment or other arrangement may circumvent the blocker.

1.5 Withholding

The Purchaser (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement an amount or amounts equal to any Taxes required to be deducted and withheld with respect to the making of such payments under the Code, Treasury Regulations, or any other applicable Law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate taxing authority, such deducted and withheld amounts are to be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties at least ten (10) days prior to the date of the relevant payment (or, if such obligation becomes known less than ten (10) days before such date, promptly upon becoming aware of it), and the Parties shall use commercially reasonable efforts to cooperate to obtain any certificates or other documentation required in respect of such deduction or withholding obligation and to reduce or eliminate any applicable deduction or withholding.

Article II

Representations and Warranties REGARDING the Seller Parties

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Company Stock from the Cayman Seller in accordance with the terms hereof, each Seller Party hereby represents and warrants to the Purchaser as follows:

2.1 Organization

Each Seller Party is an entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification. No Seller Party is in breach of its Organizational Documents.

2.2 Authorization; No Breach; Valid and Binding Agreement

2.2.1 Each Seller Party has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and other Transaction Documents by such Seller Party and the consummation of the Transactions have been duly and validly authorized by all requisite actions, and no other Proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or other Transaction Documents and the consummation of the Transactions.

2.2.2 The execution, delivery and performance of this Agreement and each other Transaction Document to which a Seller Party is a party and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Seller Party under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of such Seller Party’s Organizational Documents, (ii) any Contract or instrument or Permit to which such Seller Party or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Seller Party or its properties or assets are subject.

2.2.3 The execution and delivery of this Agreement and the performance of this Agreement or any other Transaction Document by either Seller Party shall not require any Regulatory Approval.

2.2.4 This Agreement has been, and at the Closing, each Transaction Document to which a Seller Party is a party will be, duly executed and delivered by such Seller Party and assuming that this Agreement and each other Transaction Document is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each other Transaction Document to which such Seller Party is a party constitutes a valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

2.3 Title to Company Stock

The Cayman Seller has good and valid title to all of the Company Stock, free and clear of all Encumbrances, and is the sole owner of the Company Stock. No shares of Company Stock are subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Company Stock. The Company Stock constitutes one hundred percent (100%) of the issued and outstanding equity of the Company. At the Closing, good and valid title to all of the Company Stock shall vest in the Purchaser free and clear of all Encumbrances.

2.4 Actions

There is no Proceeding or Governmental Order pending or, to the Knowledge of the Seller Parties, threatened in writing, by or against either Seller Party or any of their respective Affiliates, that seeks to delay or prevent the consummation of the Transactions.

2.5 Compliance with Law

Each Seller Party is in compliance in all material respects with all Laws applicable to its business, except for violations which would not, individually or in the aggregate, prevent, impair or delay the consummation of the Transactions.

2.6 Brokerage

Other than fees or commissions for which the Seller Parties will be jointly and severally responsible, there are no claims for, and the Target Companies, the Purchaser and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of either Seller Party for which the Target Companies, the Purchaser or any of their respective Affiliates is or may be liable.

2.7 Acquisition Proposals

Neither Seller Party is a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement) and each Seller Party has terminated all discussions with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

2.8 Shareholder Information

To the Knowledge of the Seller Parties, none of the information supplied or to be supplied by either Seller Party for inclusion or incorporation by reference in the Information Statement will, at the date the definitive Information Statement (or any amendment or supplement thereto) is first mailed or otherwise furnished to stockholders of the Purchaser or at the time the corporate actions contemplated by the Purchaser Stockholder Proposals are implemented, so long as such corporate action is taken on the twentieth (20th) calendar day following the date on which such definitive Information Statement is first mailed or otherwise furnished to stockholders of the Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.9 CFIUS Control. There will be no change in CFIUS or, or a covered investment (within the meaning of (within the meaning of 31 C.F.R. § 800.211) in, the Company, the Surviving Company, or the Purchaser as a result of the Transactions. No Contract, Proceeding, insolvency event, foreclosure, conversion or exercise of any security, or other arrangement is pending or, to the Knowledge of the Seller Parties, threatened that would reasonably be expected to change which Persons have CFIUS Control over FFAI, FF Top Holding LLC, FF Global Partners LLC, or the Cayman Seller before the Closing.

2.10 Governance, Information and Other Rights.

2.10.1 Post-Closing Technical Access. After the Closing, no Seller Group Person will have access to Material Nonpublic Technical Information of any Target Company except:

(a) as set forth in Section 2.9.3 of the Seller Disclosure Schedule; and

(b) under the Transition Service Agreement, only to the extent strictly necessary to provide the services and subject to a technology control plan reasonably acceptable to the Purchaser.

2.11 HSR Act Matters.

No filing, notification or waiting period under the HSR Act is required in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions.

Article III

Representations and Warranties Regarding the Target Companies

As a material inducement to the Purchaser to enter into this Agreement and to acquire the Company Stock from the Cayman Seller in accordance with the terms hereof, the Seller Parties hereby jointly and severally represent and warrant to the Purchaser that, except as set forth in the seller disclosure schedule in Schedule A (the “Seller Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Article III to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that, any information set forth in one section of the Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article III to which its relevance is reasonably apparent):

3.1 Organization

3.1.1 Section 3.1.1 of the Seller Disclosure Schedule contains a complete and accurate list of the Target Companies, their jurisdictions of incorporation or organization and the direct and indirect ownership of each. Except as set forth on Section 3.1.1 of the Seller Disclosure Schedule, no Target Company owns or holds the right to acquire any share, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

3.1.2 Each Target Company is duly incorporated, validly existing and in good standing (to the extent such concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization set forth on Section 3.1.1 of the Seller Disclosure Schedule. The Target Companies have full corporate or other applicable entity power and authority and all authorizations, licenses and permits necessary to conduct their respective businesses as they are now being conducted, to own or use their respective properties and assets that each purports to own or use and to perform all their respective obligations under the contracts to which each is a party. Each Target Company is duly qualified to do business as an organization, and is in good standing (to the extent such concept is applicable in such jurisdiction), under the Laws of each jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification.

3.1.3 The Seller Parties have made available to the Purchaser correct and complete copies of the certificates of incorporation, the memorandum and articles of association (or analogous governing documents), business licenses, certificates of approval (as applicable) of each Target Company, which documents reflect all amendments made thereto at any time before the date hereof. Such documents are in full force and effect. Correct and complete copies of the minute books containing the records of meetings of the shareholders and boards of directors (or analogous parties), and the register of members (or equivalent documents) of the Target Companies have been made available to the Purchaser.

3.2 Share Capital and Related Matters

3.2.1 Section 3.2.1 of the Seller Disclosure Schedule sets forth the authorized Share Capital of each Target Company, the name of each Person holding any such Share Capital (including any options, warrants or other rights to purchase any equity securities or Share Capital) and any securities convertible or exchangeable into any equity securities or Share Capital of any Target Company and the amount and type of such securities held by such Persons as of the date hereof. Except for the Outstanding Options disclosed in Section 3.2.1 of the Seller Disclosure Schedule, no Target Company has any outstanding shares or securities convertible or exchangeable for any Share Capital or other ownership interest or containing any profit participation features, nor, except for such Outstanding Options, does any Target Company have any outstanding rights or options to subscribe for or to purchase its Share Capital or other ownership interest or any shares or securities convertible into or exchangeable for its Share Capital or other ownership interest or any share appreciation rights or phantom share plans. No Target Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Share Capital or other ownership interest or any warrants, options or other rights to acquire its Share Capital. All of the issued and outstanding Share Capital or other equity interests of the Target Companies are owned of record, free and clear of any Encumbrances. The Company Stock and the issued and outstanding Share Capital or other equity interests of the Target Companies have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any statutory or contractual preemptive rights or similar restrictions.

3.2.2 Except as set forth on Section 3.2.2 of the Seller Disclosure Schedule, there are no statutory or contractual rights of first refusal or similar rights or restrictions with respect to the sale of any Company Stock hereunder.

3.2.3 Neither any Target Company nor any Affiliate, representative, officer, employee, director or agent of any Target Company is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal, and each of the Target Companies and Affiliate, representative, officer, employee, director or agent of the Target Companies has terminated all discussion with any third party (other than the Purchaser), if any, regarding any Acquisition Proposal.

3.2.4 All Share Capital of each of the Target Companies has been fully paid in accordance with the terms of the applicable investment documents, the articles of association (or equivalent documents) of each Target Company and applicable Law.

3.3 Authorization; No Breach; Valid and Binding Agreement

3.3.1 Each Target Company has all requisite corporate or other applicable entity power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by a Target Company of this Agreement and other Transaction Documents to which it is a party, and the consummation of the Transactions have been duly and validly authorized by all requisite corporate or other applicable entity action, and no other corporate or other applicable entity actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and other Transaction Documents to which it is a party and the consummation of the Transactions.

3.3.2 The execution, delivery and performance of this Agreement and other Transaction Documents by a Target Company to which it is a party, and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of such Target Company under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of any Target Company, (ii) any Contract or Permit to which any Target Company or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which such Target Company is subject or its or their respective properties or assets are subject.

3.3.3 The execution and delivery of this Agreement or any other Transaction Document by the Target Companies do not, and the performance of this Agreement or any Transaction Document by the Target Companies will not, require any Regulatory Approval except for the Regulatory Approvals listed in Section 3.3.3 of the Seller Disclosure Schedule.

3.3.4 This Agreement has been duly executed and delivered by the Company, and at the Closing each other Transaction Document to which a Target Company is a party will have been duly executed and delivered by such Target Company, and assuming that this Agreement and each Transaction Document is a valid and binding obligation of the other parties hereto, each Transaction Document (including this Agreement) to which a Target Company is a party constitutes a valid and binding obligation of such Target Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.4 Financial Statements

3.4.1 Section 3.4.1 of the Seller Disclosure Schedule contains true, correct and complete copies of the following financial statements: (i) unaudited consolidated or combined balance sheet of the Robotics Business as of December 31, 2025 (the “Balance Sheet Date”) and statements of income, changes in shareholder equity and cash flows for the period from January 1, 2025 through December 31, 2025 (the “2025 Annual Financial Statements”), (ii) unaudited consolidated or combined balance sheet of the Robotics Business as of June 30, 2026 and statements of income, changes in shareholder equity and cash flows for the six (6)-month period then ended (the “Interim Financial Statements”, and together with the 2025 Annual Financial Statements, the “Financial Statements”), and (iii) the methodology used in preparation of the Financial Statements to allocate costs and expenses between the Robotics Business and the other businesses of the Seller Parties and their Affiliates, including the allocation of corporate overhead and shared services. Operations of the acquired Robotics Business commenced on December 1, 2025. True and correct copies of the Financial Statements have been provided to the Purchaser. The Financial Statements have been based upon the information contained in the books and records relating to the Robotics Business, have been prepared in accordance with the Accounting Standards, consistently applied throughout the periods indicated, and present fairly and accurately in all material respects the financial position, cash flows and results of operations of the Robotics Business as of the times and for the periods referred to therein.

3.4.2 The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 8.4 will, when so delivered, be based upon, in all material respects, the information contained in the books and records relating to the Robotics Business, be prepared in accordance with the Accounting Standards, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of the Robotics Business as of the times and for the periods referred to therein.

3.4.3 The Target Companies have no material Liabilities, except (i) Liabilities specifically and adequately reserved for on the balance sheet as of the Balance Sheet Date contained in the Financial Statements in accordance with the Accounting Standards, (ii) Liabilities that were incurred after the Balance Sheet Date in the Ordinary Course of Business and not arising from any breach of Contract by any Target Company (none of which is resulting from a material breach of contract, breach of warranty, tort, infringement or misappropriation), or (iii) Liabilities specifically disclosed in Section 3.4.3 of the Seller Disclosure Schedule.

3.4.4 All books, records and accounts of the Target Companies are maintained in all material respects in accordance with applicable Laws. The Target Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with the Accounting Standards, (iii) to the extent applicable, material information relating to the Target Companies is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material difference and (v) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which reasonably could adversely affect the Target Companies’ ability to record, process, summarize and report financial information, and any fraud (whether or not material) that involves management or other employees who have a significant role in the Target Companies’ internal control over financial reporting, are, to the extent necessary, adequately and promptly disclosed to the Target Companies’ independent auditors and any audit committees of any of the Target Companies’ respective boards of directors. Since the Look-back Date, no Target Company has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Target Companies’ internal controls over financial reporting.

3.5 Absence of Certain Developments

Since the Balance Sheet Date until the date hereof, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect. Since the Balance Sheet Date, (a) the Target Companies have operated in the Ordinary Course of Business, and (b) no Target Company has taken any action that would have been prohibited by Section 8.1.3 if it were taken after the date hereof and prior to the Closing Date.

3.6 Actions

There is no Proceeding or Governmental Order pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened in writing, by or against any Target Company, that seeks to delay or prevent the consummation of the Transactions.

3.7 Title to Properties; Sufficiency

3.7.1 Each Target Company owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by it in the conduct of its business, free and clear of all Liens, except for Permitted Liens.

3.7.2 Section 3.7.2 of the Seller Disclosure Schedule sets forth a list of all of the leases, licenses and subleases of real property to which any Target Company is a party to or bound by (each a “Lease” and, collectively, the “Leases”; each leased, licensed and subleased parcel of real property in which the Company or any of the Target Companies has a leasehold or subleasehold interest, the “Leased Real Property”). The Leases are in full force and effect, and a relevant Target Company holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. The Seller Parties delivered or made available to the Purchaser complete and accurate copies of each of the Leases described on Section 3.7.2 of the Seller Disclosure Schedule and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to the Purchaser. No Target Company’s possession and quiet enjoyment of the Leased Real Property under such Leases has been disturbed, and to the Knowledge of the Seller Parties and the Target Companies, there are no disputes with respect to such Leases. No Target Company, and to the Knowledge of the Seller Parties and the Target Companies, no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases. No Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. No Target Company has collaterally assigned or granted any other security interest in such Leases or any interest therein.

3.7.3 No Target Company owns any real property.

3.7.4 Subject to the services to be provided pursuant to the Transition Service Agreement and the software and technology identified in Section 3.11.2 of the Seller Disclosure Schedule and licensed pursuant to the Intellectual Property License Agreements, the assets of the Target Companies to be acquired by the Purchaser in connection with the consummation of the Transactions are sufficient for the Target Companies to conduct the Business from and after the Closing Date, without interruption and in the Ordinary Course of Business, as it has been conducted by FFAI and the Target Companies prior to the Closing Date.

3.8 Solvency

Immediately prior to and after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), (i) the Fair Value (as defined below) of the assets of the Target Companies, on a consolidated basis, shall be greater than the total amount of the liabilities of the Target Companies (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with the Accounting Standards, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis; (ii) the Target Companies, on a consolidated basis, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due; and (iii) the Target Companies, on a consolidated basis, shall be able to have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 3.8, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Target Companies would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

3.9 Taxes

3.9.1 Each Target Company has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all income and all other material Tax Returns that are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes due and payable by the Target Companies (whether or not shown on any such Tax Return) have been duly and timely paid. Each Target Company has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party, and has complied in all material respects with all Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

3.9.2 The unpaid Taxes of the Target Companies (A) did not, as of the Balance Sheet Date, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Companies in filing their Tax Returns. No Target Company has incurred any material liability for Taxes since the Balance Sheet Date, other than in the Ordinary Course of Business and consistent with amounts incurred and paid with respect to the most recent comparable prior period.

3.9.3 No Target Company (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is FFAI, or (ii) has any liability for Taxes of any Person (other than any Target Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes) or otherwise.

3.9.4 There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any income Tax Return or other material Tax Return or income Taxes or other material Taxes of any Target Company pending, in progress, threatened in writing, or, to the Knowledge of the Seller Parties and the Target Companies, otherwise threatened, and there have not been any such audits, disputes, investigations, claims, inquiries, examinations or other proceedings within the past four years. No Target Company has received any written notice from any taxing authority of any Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any income Tax Return or other material Tax Return or income Taxes or other material Taxes, which has not been paid or otherwise resolved in full.

3.9.5 In the past six years, no written claim has been made by a Governmental Authority in any jurisdiction in which any Target Company does not file a Tax Return or pay Taxes that such entity is or may be subject to taxation or required to file Tax Returns in such jurisdiction. To the Knowledge of the Seller Parties and the Target Companies, no Target Company has, in the past six years, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such country, if any) or other taxable presence in any country other than a country in which it is incorporated, is resident for Tax purposes or is otherwise subject to Tax on a net income basis.

3.9.6 No Target Company has entered into an agreement or granted a waiver that is currently in effect or will be in effect after the date hereof or been requested to enter into an agreement or grant a waiver that could be in effect after the date hereof extending any statute of limitations or any period of time with respect to the payment, assessment or collection of any Taxes or the examination of any Tax Return. No Target Company is currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

3.9.7 There are no Liens for Taxes upon any of the Company Stock or any asset of any Target Company other than Permitted Liens; provided that, all Permitted Liens for or in respect of Taxes, other than statutory liens for real or personal property Taxes that are not yet due and payable or due and payable but not yet delinquent, are set forth in Section 3.9.7 of the Seller Disclosure Schedule.

3.9.8 No Target Company is a party to, or has any liability under, any Tax allocation, sharing, indemnification or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

3.9.9 No Target Company will be required to include any amount in taxable income, or exclude any deduction in determining taxable income, for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date or any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made prior to the Closing Date; (iv) any deferred revenue accrued, any advanced amount, or any prepaid amount received, or paid, on or prior to the Closing Date; or (v) any intercompany transaction or “excess loss account” described in the Treasury Regulations and/or under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or applicable transfer pricing Laws in such Target Company’s jurisdiction of residence.

3.9.10 The Target Companies are registered for value-added Tax, goods, sales, and services Taxes or any similar Tax in each jurisdiction where any of them are required to be so registered and have complied, in all material respects, with all Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of sales or services provided by any Target Company. For any sales or services that are exempt from sales, use, value added, goods and services, or similar Taxes, or that were made without charging or remitting any such Taxes, the Target Companies have received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt.

3.9.11 There are no Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been requested or issued to or with respect to the Target Companies or into which any Target Company has entered into that would be binding on any Target Company in any taxable period (or portion thereof) after the Closing Date. No Target Company is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements. No Target Company has granted a power of attorney with respect to Taxes that is currently in effect.

3.9.12 All material transactions between or among the Target Companies have complied in all material respects with transfer pricing Laws and have been and continue to be on arm’s-length terms for purposes of such transfer pricing Laws. All related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained, in each case, in all material respects.

3.9.13 No Target Company organized or formed under the laws of a jurisdiction outside of the United States is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

3.9.14 No Target Company is, or has been in the past six years, or is a shareholder in, a passive foreign investment company as defined in Section 1297 of the Code.

3.9.15 No Target Company is, or has been in the past six years, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code).

3.9.16 Section 3.9.16 of the Seller Disclosure Schedule sets forth the U.S. federal Tax classification of each Target Company since formation and each election made with respect to it pursuant to Treasury Regulations Section 301.7701-3.

3.9.17 Except as set forth on Section 3.9.17 of the Seller Disclosure Schedule, no Target Company owns, directly or indirectly, any shares of capital stock or other equity interests in any corporation, limited liability company, partnership, joint venture, or other entity.

3.9.18 No Target Company has been a party to any “listed transaction” or failed to report any “reportable transaction” as such terms are defined in Section 6707A(c) of the Code and Treasury Regulations Section 1.6011-4(b) and as such reporting is required pursuant thereto.

3.9.19 No Target Company has been a party to any transaction treated by the parties as a distribution of stock qualifying under Section 355 of the Code in the five years prior to the date of this Agreement.

3.9.20 Less than fifty percent (50%) of the value of the Company’s total assets (after excluding cash, cash items (including receivables), and government securities for purposes of computing total assets) consists of stock or securities (within the meaning of Section 368(a)(2)(F)(vii) of the Code). For purposes of this representation, any stock and securities of any subsidiary corporation of the Company (within the meaning of Section 368(a)(2)(F)(iii) of the Code) are disregarded and the Company is deemed to own its ratable share of such subsidiary corporation’s assets. The Company is not otherwise an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code.

3.10 Contracts and Commitments

3.10.1 Except as expressly contemplated by this Agreement or as set forth in Section 3.10.1 of the Seller Disclosure Schedule or in the Seller SEC Reports, no Target Company is a party to or bound by any of the following Contracts, whether written or oral (each a “Material Contract”):

(a) collective bargaining agreement or any other Contract with any labor union;

(b) any Contracts with any Governmental Authorities;

(c) Contract, agreement or indenture relating to any indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Target Company has incurred or may incur indebtedness exceeding US$2,500,000 for which any Target Company will be liable following the Closing, or (B) relating to any Liens on assets of any Target Company;

(d) guaranty of any indebtedness or other material guaranty;

(e) Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds US$2,500,000;

(f) Contracts or group of related Contracts with any customer for which calendar year of 2026 sales exceeded US$1,000,000 or any supplier for which calendar year of 2026 spending exceeded US$1,000,000;

(g) Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company or, pursuant to which any Target Company has any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(h) joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(i) (A) Contract pursuant to which any Target Company licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than US$1,000,000 per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted to customers in the Ordinary Course of Business), or (C) Contract affecting any Target Company’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(j) distribution, sales representative, marketing or similar Contract or agreement that required any Target Company to make commission payments under such agreement in excess of US$1,000,000 during the twelve (12)-month period ended on the Balance Sheet Date;

(k) Contract or agreement pursuant to which any Target Company would be required to make, in the aggregate, capital expenditures in excess of US$2,500,000;

(l) Contract or agreement that (A) limits or purports to limit the ability of any Target Company to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (B) contains covenants that restrict the business activity of any Target Company in any material respect (other than non-disclosure agreements entered into in the ordinary course of business, consistent with past practice);

(m) Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Target Company in favor of any third party;

(n) Contract or agreement where any Target Company is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(o) any interest, currency or hedging derivatives or similar Contracts;

(p) Contract or agreement that limits the incurrence of indebtedness or the declaration or payment of any dividends or other distributions;

(q) Contract or agreement that involves payment to or by any Target Company in excess of US$1,000,000 annually;

(r) Contract or agreement whose termination (other than those terminating by passage of time) would reasonably be expected to have a Company Material Adverse Effect;

(s) employment, severance or consulting Contract that is not terminable at will by any Target Company and which will require the payment of amounts by any Target Company after the date hereof in excess of US$1,000,000 in total compensation annually; or

(t) Contract or agreement that relates to the settlement of any Proceeding (A) with any Governmental Authority since the Look-back Date, (B) that materially restricts or imposes obligations upon any Target Company or (C) requires payment by any Target Company of more than US$2,500,000 after the date hereof.

3.10.2 The Purchaser either has been supplied with, or has been given access to, a true and correct copy of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

3.10.3 Neither any Target Company nor, to the Knowledge of the Seller Parties and the Target Companies, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any Target Company, or, to the Knowledge of the Seller Parties and the Target Companies, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Target Company and each counterparty, and are enforceable against the applicable Target Company and the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.11 Intellectual Property Rights; Information Technology; Privacy

3.11.1 Section 3.11.1 of the Seller Disclosure Schedule sets forth a list of (i) all Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material unregistered Marks and material Software included in the Company-Owned IP Rights.

3.11.2 None of the Company-Owned IP Rights is subject to any Governmental Order adversely affecting the use thereof or rights thereto by the Target Companies in any material respect. There is no Proceeding pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened against any Target Company concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Target Companies have not received any written notices regarding the foregoing.

3.11.3 Since the Look-back Date, there has been, and there is, no infringement or misappropriation, or other violation by a third party, or written allegation made by any Target Company thereof, of any Company-Owned IP Rights.

3.11.4 To the Knowledge of the Seller Parties and the Target Companies, the operation of the Business, as currently conducted as of the date hereof and as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No written notice has been received since the Look-back Date alleging that the operation of the Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person. There is no Proceeding pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened against any Target Company alleging that the operation of the business of any Target Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party. No Target Company has received any written notice regarding the foregoing (including any unsolicited demand or request from a third party that any Target Company license any Intellectual Property Rights).

3.11.5 The Target Companies have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Target Companies (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Target Companies do not otherwise own by operation of law. No Contributor owns or, to the Knowledge of the Seller Parties and the Target Companies, claims any rights, licenses, claims or interest whatsoever with respect to any such Intellectual Property Rights. Without limiting the foregoing, Affiliates of the Seller Parties have obtained written and enforceable Contracts, forms of which have been provided to the Purchaser, with respect to protection of proprietary information and invention disclosure and assignments of such Intellectual Property Rights, from all current and former Contributors.

3.11.6 The Target Companies have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to the Knowledge of the Seller Parties and the Target Companies, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Target Companies have entered into reasonable confidentiality agreements with each Person having access to the Target Companies’ Trade Secrets. To the Knowledge of the Seller Parties and the Target Companies no such Person is in violation of any such agreement.

3.11.7 No Target Company has combined Open Source Software with any Software, the copyright in which is owned by any Target Company and which is material to the Target Companies (the “Company Software”), and distributed such combined Software such that such Company Software would become subject to the terms of the license under which such Open Source Software is licensed in a manner or relation that has or would require any public distribution of any such Software, create obligations for any Target Company to grant, or purport to grant, to any third party any rights or immunities under any Company-Owned IP Rights (including any patent non-asserts or patent licenses), or impose any present economic limitations on any Target Company’s commercial exploitation thereof. The Target Companies are in material compliance with the terms and conditions of all relevant licenses for Open Source Software used by the Target Companies, including notice and attribution obligations. No Target Company has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee or consultant acting on behalf of any Target Company subject to a valid and enforceable confidentiality agreement.

3.11.8 The Company’s Software systems (the “Company Systems”) (i) do not, to the Knowledge of the Seller Parties, contain any malware or security vulnerability that would reasonably be expected to interfere with the ability of the Target Companies to conduct their business in any material respect or present a material risk of unauthorized access, disclosure, use, corruption, or loss of any Personal Information or other material non-public information, and (ii) since the Look-back Date, have not been affected by any material failure, breakdown, persistent substandard performance or unauthorized access or use that has not been remediated in all material respects as of the date hereof. The Target Companies (x) have taken commercially reasonable steps to audit the Company Systems for malware and security vulnerabilities, and such audits have not identified any material issues that remain unremediated in any material respect; and (y) have not been notified in writing of, and to the Knowledge of the Seller Parties and the Target Companies there are not any, material cybersecurity or data and information security deficiency with respect to the Company Systems (including in any Company Systems audit or by any Governmental Authority or other third Person) that has not been remediated in all material respects as of the date hereof. The Company Systems are sufficient for the immediate and currently anticipated future needs of the Target Companies, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all Software as necessary for the operation of the business of the Target Companies as currently conducted.

3.11.9 The Seller Parties (i) have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such assessments and tests have not identified any material issues that remain unremediated.

3.11.10 The Seller Parties (and any third Person using Personal Information on their behalf) comply in all material respects with their respective internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Information), the Seller Parties’ Contracts, and applicable Privacy Laws, including by providing and making accessible a privacy statement and terms of use regarding the receipt, collection, retention, storage, protection, security, use, disclosure, distribution, transmission, analysis, monitoring, maintenance, modification, processing and disposal (collectively, “use”) of all Personal Information used by the Seller Parties to individuals from whom such Personal Information was collected or to whom such Personal Information relates. Since the Look-back Date, no Seller Party has received any written claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements regarding the Seller Parties, or the Seller Parties’ information practices or the use of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from any Governmental Authority and there is no Proceeding pending, or, to the Knowledge of the Seller Parties, threatened against any Seller Party relating to any of the foregoing. Since the Look-back Date, neither any Seller Party, nor any Person to whom any Seller Party has provided Personal Information or processes such Personal Information on behalf of any Seller Party, has been subject to any breach or unauthorized access to or use, disclosure or destruction of, Personal Information used by any Seller Party. The Seller Parties have (i) taken appropriate actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information used by the Seller Parties against any unauthorized use, access or disclosure and (ii) entered into written agreements with all third-party service providers, outsources, processors or other third Persons who use Personal Information on behalf of the Seller Parties that obligate such Persons to comply with all applicable Privacy Laws and to take steps to protect and secure Personal Information from loss, theft, misuse or unauthorized use, access, modification or disclosure (and to the Knowledge of the Seller Parties, no such Person has violated any such agreement).

3.11.11 Each Seller Party has cybersecurity and data breach insurance that is adequate and suitable in respect of the Company Systems and the nature and volume of Personal Information and other non-public information that any of them (or a third Person on behalf of any of them) uses.

3.12 Government Licenses and Permits

The Target Companies hold all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect, except where the failure to hold any such Permit or where the failure of such Permit to be valid and in full force and effect would not be material to the Business. The Business is in compliance, in all material respects, and has been, since the Look-back Date, in compliance, in all material respects, with all material Permits that are required by any Governmental Authority to conduct the business as now conducted. Section 3.12 of the Seller Disclosure Schedule contains a complete listing of all such Permits. No written notice has been received from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business. To the Knowledge of the Seller Parties and the Target Companies, no facts, circumstances or conditions exist that would reasonably be expected to cause any material Permit not to be renewed in the ordinary course by any applicable Governmental Authority.

3.13 Litigation

Since the Look-back Date, there have been no, and there currently are no, material Proceedings, pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened against the Target Companies, at law or in equity, before or by any Governmental Authority, and no Target Company is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or any other Governmental Authority. The Business is not, and since the Look-back Date, has not been, subject to any material Proceeding, at law or in equity, before or by any Governmental Authority, with respect to any products or services that are marketed, advertised, offered or sold on their behalf on any theory, including product liability, defect, failure to warn, breach of representation or warranty or indemnity, other than individual customer complaints in the Ordinary Course of Business that were resolved without material cost or liability.

3.14 Brokerage

There are no claims for, and the Target Companies have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of any Target Company for which such Target Company is or may be liable.

3.15 CFIUS Matters; U.S. Business Activities.

3.15.1 Prior reviews. Since the inception of the Business, none of the Target Companies, the Business, or, with respect to the Business, any Seller Party has: (a) been a party to any transaction that was the subject of a CFIUS declaration or notice, a CFIUS review, or a CFIUS inquiry (including a non-notified transaction inquiry); (b) been subject to any CFIUS mitigation agreement, national security agreement, letter of assurance, interim order, or condition; (c) held a facility or personnel security clearance under 32 C.F.R. Part 117, or been subject to any Foreign Ownership, Control or Influence mitigation or negation instrument; or (d) received any inquiry under 15 C.F.R. Part 791 (information and communications technology and services supply chain), or any inquiry from Team Telecom. To the Knowledge of the Seller Parties, no facts exist that would reasonably be expected to give rise to any of the foregoing.

3.15.2 Critical infrastructure. No Target Company performs any function listed in Appendix A to 31 C.F.R. Part 800 with respect to Covered Investment Critical Infrastructure.

3.16 Export Controls; Critical Technologies.

3.16.1 No Critical Technologies. No Target Company produces, designs, tests, manufactures, fabricates, or develops any Critical Technology.

3.16.2 Export compliance. Since the Look-back Date: the Business has complied with all Export Control Laws and Sanctions; no export, reexport, transfer, or release has been made without a required authorization, including any deemed export to foreign-national employees, contractors, or Seller Group Persons; and there has been no voluntary disclosure, investigation, or penalty relating to the Business under Export Control Laws or Sanctions.

3.16.3 No ITAR. No Target Company is, or is required to be, registered with the Directorate of Defense Trade Controls. No Target Company possesses any defense article or technical data controlled under the USML.

3.16.4 Restricted parties. None of the following is identified on, or is fifty percent (50%) or more owned by one or more Persons identified on, the Entity List, the Military End-User List, the Unverified List, the Denied Persons List, the SDN List, the NS-CMIC List, the Section 1260H list, the FCC Covered List, or the UFLPA Entity List: any Target Company; any Seller Group Person; any Top Customer; or any Top Supplier.

3.17 Sensitive Personal Data; Data Security.

3.17.1 CFIUS data thresholds. No Target Company: (a) maintains or collects, or has a demonstrated business objective to maintain or collect, identifiable data within the categories of 31 C.F.R. § 800.241 on more than one million individuals; or (b) targets or tailors products or services to any U.S. Government agency or military department with intelligence, national security, or homeland security responsibilities, or to its personnel or contractors.

3.17.2 Data Security Program Rule. Neither any Target Company nor any Seller Party (with respect to the Business) has engaged in any covered data transaction with a country of concern or covered person involving bulk U.S. sensitive personal data or government-related data. For reference, the bulk thresholds include biometric identifiers on more than 1,000 U.S. persons and precise geolocation data on more than 1,000 devices; the rule took effect April 8, 2025.

3.18 Government Contracts; Federal Funding; Security.

3.18.1 Government contracts and funding. No Target Company is, or since the Look-back Date has been, a party (as prime contractor or subcontractor at any tier) to any: Government Contract or bid; SBIR or STTR award; other transaction agreement (OTA) or cooperative research and development agreement (CRADA); grant; or federally funded university subaward.

3.18.2 No CUI or DFARS obligations. No Contract of any Target Company includes DFARS 252.204-7012 or 252.204-7021, FAR 52.204-21, or any other obligation to handle Controlled Unclassified Information or covered defense information. No Target Company possesses Controlled Unclassified Information or classified information.

3.18.3 Section 889. No Robotics Product uses or incorporates covered telecommunications equipment or services within the meaning of Section 889 of the John S. McCain National Defense Authorization Act for Fiscal Year 2019 and FAR 52.204-25.

3.19 Insurance

All material policies of insurance maintained by or on behalf of each Target Company (the “Insurance Policies”) are set forth on Section 3.19 of the Seller Disclosure Schedule and true and complete copies of such policies have been provided to the Purchaser. All such Insurance Policies are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been timely paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Target Company with respect to any such policy. All such Insurance Policies and all fidelity bonds maintained by the Target Companies are in full force and effect and no Target Company is in material default with respect to the provisions of any such policies and its payment obligations under any such policies. There is no claim pending under such Insurance Policies as to which any Target Company has received written notice that coverage has been denied.

3.20 Employees

No Target Company has experienced any, nor to the Knowledge of the Seller Parties and the Target Companies, has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, handbilling or other material labor dispute, in each case since the Look-back Date. None of the employees of the Target Companies are represented by any union, works council, labor organization, employee association or representative with respect to their employment with any Target Company. Since the Look-back Date, (a) to the Knowledge of the Seller Parties and the Target Companies, there has been no labor organizing effort pending or threatened with respect to employees of any Target Company and (b) no union, works council, labor organization, employee association or representative or group of employees of the Target Companies has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending before any labor relations tribunal or authority or any other Governmental Authority. No Target Company is party to or otherwise bound by any collective bargaining agreement or bargaining relationship with any union, works council, labor organization, employee representative or association and no collective bargaining agreements are currently being negotiated by any Target Company. Since the Look-back Date, the Target Companies have been in material compliance with all applicable Laws respecting labor and employment, including Laws respecting terms and conditions of employment, occupational safety and health requirements, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), meal and rest breaks, withholding of Taxes, employment discrimination, harassment, retaliation, equal opportunity, classification of workers, immigration, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, affirmative action, plant closures and layoffs, workers’ compensation, unemployment insurance, and related matters. Except as would not result in material Liability for any Target Company: (i) the Target Companies have, since the Look-back Date, properly classified each of its current and former employees, officers, consultants, independent contractors, and directors, as “employees” or “independent contractors” and, if applicable, as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under applicable Laws) and have properly reported all compensation paid to such persons for all purposes, and (ii) the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy. To the Knowledge of the Seller Parties and the Target Companies, no current or former employee or independent contractor of any Target Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Target Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Target Company. To the Knowledge of the Seller Parties and the Target Companies, no current employee of any Target Company with annualized salary at or above US$500,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing. The Target Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is or was aware since the Look-back Date. With respect to each such allegation with potential merit, the Target Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Target Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Target Companies, that, if known to the public, would bring the Target Companies into material disrepute. No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Target Company has occurred since the Look-back Date or is currently contemplated, planned or announced.

3.21 Compliance with Laws

3.21.1 The Business is being conducted, and since the Look-back Date has been conducted, in compliance in all material respects with all applicable Laws of any Governmental Authority. Since the Look-back Date, neither Seller Party nor any Target Company has received any written notice of any Proceeding against any of them alleging any failure to comply with any applicable Law relating to the Business.

3.21.2 Since the Look-back Date, relating to the Business, (i) neither Seller Party nor any Target Company has violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Knowledge of the Seller Parties and the Target Companies, representative, consultant or other Person acting for or on behalf of any Target Company has violated any Anticorruption Law, and (iii) no director, officer, or employee, or, to the Knowledge of the Seller Parties and the Target Companies, representative, consultant or other Person acting for or on behalf of either Seller Party or any Target Company has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding. Each Target Company has adopted and maintains adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

3.21.3 Since the Look-back Date, neither any Target Company, nor any director, officer or managing employee of any Target Company has been a Sanctioned Person.

3.22 Environmental and Safety Matters

3.22.1 The Business is being conducted, and since the Look-back Date has been conducted, in compliance with all applicable environmental, health or safety Laws, except where the failure to comply would not be material to the Target Companies.

3.22.2 The Target Companies have obtained and possess all material permits, licenses and other authorizations required under all applicable environmental, health or safety Laws for the operations of the Target Companies as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

3.22.3 There are no suits or Proceedings pending or, to the Knowledge of the Seller Parties and the Target Companies, threatened against any Target Company, pursuant to applicable environmental, health or safety Laws that would be material to the Target Companies.

3.22.4 No Target Company is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of, or Liability under applicable environmental, health or safety Laws, and that would be material to the Target Companies.

3.22.5 No Target Company has received, since the Look-back Date, any written notice, report or other information indicating that it may be in violation of any environmental, health or safety matters or may have any liabilities for site investigation, cleanup, corrective action or related obligations.

3.22.6 There are no underground storage tanks, asbestos containing materials or equipment containing polychlorinated biphenyls at any of the properties owned, leased or operated by any Target Company.

3.22.7 No Target Company has released any hazardous substance into the environment in violation of environmental laws or in a manner that would reasonably be expected to result in material liability under environmental laws, and to the Knowledge of the Seller Parties and the Target Companies, no other Person has released any hazardous substance into the environment at any property currently owned or operated by the Target Companies in violation of environmental laws or in a manner that would reasonably be expected to result in material liability to the Target Companies under environmental laws.

3.22.8 No Target Company has assumed any liabilities of any other Person under any applicable environmental, health or safety laws.

3.22.9 The Seller Parties (or the Company on their behalf) have made available to the Purchaser all environmental audits, assessments and reports, in each case relating to the past or current properties, facilities or operations of the Target Companies, which are in their possession or under their reasonable control.

3.23 Customers

Section 3.19 of the Seller Disclosure Schedule sets forth a complete and accurate list of the top ten customers of the Business based on calendar year of 2026 sales on a consolidated basis (the “Top Customers”). Since the Look-back Date, no notice has been received from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing products relating to the Business.

3.24 Affiliated Transactions

Other than as disclosed on Section 3.21 of the Seller Disclosure Schedule or as disclosed in the Seller SEC Reports, none of the Seller Parties, any equityholder, partner, member, officer, director, employee or any Affiliate of either Seller Party (other than any Target Company) or any officer, director, manager, equityholder or Affiliate of any Target Company or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Target Company or has any interest in any material property, asset or right, tangible or intangible, used by the Target Companies, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Target Company.

3.25 Investment Company Act

No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the U.S. Investment Company Act of 1940.

3.26 Company Information

To the Knowledge of the Seller Parties, the information relating to any Target Company supplied by the Company for inclusion in the Information Statement will not, as of the date on which the definitive Information Statement (or any amendment or supplement thereto) is first mailed or otherwise furnished to stockholders of the Purchaser or, so long as such corporate action is taken on the twentieth (20th) calendar day following the date on which such definitive Information Statement is first mailed or otherwise furnished to stockholders of the Purchaser, at the time the corporate actions contemplated by the Purchaser Stockholder Proposals are implemented, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Article IV

Representations and Warranties Regarding the Purchaser

As a material inducement to the Seller Parties to enter into this Agreement and for the Cayman Seller to sell the Company Stock to the Purchaser in accordance with the terms hereof, the Purchaser hereby represents and warrants to the Seller Parties that, except as set forth in the purchaser disclosure schedule in Schedule B (the “Purchaser Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Article IV to which the information set forth in such section of the Purchaser Disclosure Schedule relates; provided that, any information set forth in one section of the Purchaser Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article IV to which its relevance is reasonably apparent):

4.1 Organization

The Purchaser is an entity duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has all requisite power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business and is in good standing in each jurisdiction where the conduct of its business requires such qualification. The Purchaser is not in breach of its Organizational Documents. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to execute and deliver this Agreement and consummate the Merger. Merger Sub is not in breach of its Organizational Documents.

4.2 Authorization; No Breach; Valid and Binding Agreement

4.2.1 The Purchaser has all requisite entity power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser and the consummation of the Transactions have been duly and validly authorized by all requisite actions, and no other actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Transaction Documents and the consummation of the Transactions at the Closing; provided that, following the Closing, the Purchaser Stockholder Approval will be required in order to permit the issuance or conversion of securities subject to the blocker set forth in Section 1.4 and to effect any amendment to the Purchaser’s certificate of incorporation included in the Purchaser Stockholder Proposals.

4.2.2 The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and the consummation of the Transactions do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of the Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or loss or impairment of any right under, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which the Purchaser or its properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which the Purchaser or its properties or assets are subject.

4.2.3 The execution and delivery of this Agreement or any Transaction Document and the performance of this Agreement or any Transaction Document by the Purchaser shall not require any Regulatory Approval.

4.2.4 This Agreement has been, and at the Closing each Transaction Document to which the Purchaser is a party will be, duly executed and delivered by the Purchaser and assuming that this Agreement and each Transaction Document is a valid and binding obligation of the other parties hereto, this Agreement and each Transaction Document to which the Purchaser is a party constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.3 Actions

There is no Proceeding or Governmental Order pending or, to the Knowledge of the Purchaser, threatened in writing, by or against the Purchaser or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

4.4 Compliance with Law

The Purchaser is in compliance in all material respects with all Laws applicable to its business, except for violations which would not, individually or in the aggregate, prevent, impair or delay the consummation of the Transactions.

4.5 Capitalization

4.5.1 As of the date of this Agreement, the authorized share capital of the Purchaser consists of 225,000,000 shares of Purchaser Common Stock and 15,000,000 shares of preferred stock, each with a par value of US$0.001 per share. Except as disclosed in Section 4.5 of the Purchaser Disclosure Schedule or contemplated by the Transactions, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of the Purchaser or obligating the Purchaser to issue or sell any share capital of, or other equity interests in, the Purchaser. All Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Purchaser Common Stock and Purchaser Preferred Stock comprising the Purchaser Stock Consideration, when issued to the Cayman Seller pursuant to this Agreement in compliance with Section 1.4 and following adoption and filing of the Certificate of Designation, shall be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Common Stock. Except for Merger Sub and as disclosed in Section 4.5 of the Purchaser Disclosure Schedule, the Purchaser does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. Subject to receipt of the requisite stockholder approvals and compliance with the Certificate of Designation, Purchaser Common Stock issuable on conversion of the Purchaser Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable. The Purchaser shall reserve sufficient authorized Purchaser Common Stock for such conversion and the assumption of the Outstanding Options.

4.5.2 Except as disclosed in Section 4.5 of the Purchaser Disclosure Schedule or contemplated by the Transactions, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which the Purchaser is a party or by which it is bound obligating the Purchaser to issue or sell, or cause to be issued or sold, additional shares of Purchaser Common Stock or any other share capital or membership interests or other interest or participation in, or any security convertible or exercisable for or exchangeable into Purchaser Common Stock or any other shares or membership interests or other interest or participation in the Purchaser.

4.6 Absence of Certain Developments

Since the Balance Sheet Date until the date hereof, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably expected to have a Purchaser Material Adverse Effect.

4.7 Brokerage

Other than fees or commissions for which the Purchaser will be solely responsible, there are no claims for, and the Target Companies, the Seller Parties and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the Transactions or the Transaction Documents based on any arrangement or agreement made by or on behalf of the Purchaser for which the Target Companies, the Seller Parties or any of their respective Affiliates is or may be liable.

4.8 Continuity of Business Enterprise

The Purchaser intends to continue the historic business of the Company or use a significant portion of the Company’s historic business assets in a business.

Article V

Survival; Indemnification

5.1 Survival of Representations and Warranties

Each of the representations, warranties and covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (except for any such covenants or agreements that expire sooner in accordance with their terms) until the applicable survival date set forth in Section 5.2.2 or Section 5.2.3.

5.2 Indemnification

5.2.1 Indemnification Obligations of the Seller Parties. From and after the Closing, subject to the limitations set forth in Section 5.2.2, the Seller Parties shall jointly and severally indemnify and hold harmless the Purchaser and its Affiliates (including, after the Closing, the Target Companies), and each of its and their officers, directors, employees, agents, representatives, successors and permitted assigns (each a “Purchaser Indemnitee”), from and against all Losses which any Purchaser Indemnitee may suffer, sustain or become subject to, as and when incurred, as a result of:

(a) any breach or inaccuracy of any representation or warranty made in Article II or Article III of this Agreement;

(b) any breach of any covenant or agreement made by or in respect of either Seller Party under this Agreement;

(c) any and all Pre-Closing Taxes;

(d) any and all Liability arising out of or relating to the Internal Restructuring; and

(e) any agreement or arrangement entered into on or before the Closing between any Target Company, on the one hand, and either Seller Party or any of its Affiliates (other than the Target Companies), on the other hand, that was not disclosed in Section 3.25 of the Seller Disclosure Schedule.

5.2.2 Survival Date. The Seller Parties shall not be liable with respect to any claim made pursuant to Section 5.2.1 unless written notice of a possible claim for indemnification with respect to such breach is given by a Purchaser Indemnitee to either Seller Party:

(a) on or before the date which is sixty (60) days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims as a result of breach of any Seller Fundamental Representation, Company Fundamental Representation or any representation or warranty in Section 3.9, or claims arising under Section 5.2.1(c) or Section 5.2.1(d);

(b) on or before the date which is twelve(12) months after the Closing with respect to claims as a result of breach of any representation or warranty made in any Section of Article II or Article III other than any Seller Fundamental Representation, Company Fundamental Representation or any representation and warranty in Section 3.9;

(c) indefinitely with respect to any covenant made under Article VII; and

(d) on or before two (2) years after the date that performance of such covenant or agreement is contemplated, with respect to claims arising under Section 5.2.1(b) (such date as set forth in clauses (a), (b), (c), or (d) of this Section 5.2.2, as applicable, is referred to herein as its “Survival Date”);

provided that, any claim arising as a result of breach of any representation or warranty made in Article II or Article III which (or the delay in discovery of which) is the consequence of fraud, or willful or intentional breach by either Seller Party or any of their respective directors or officers or former directors or officers, shall terminate only upon the expiration of the statutory limitation period under the Laws of the applicable jurisdiction. Notwithstanding anything to the contrary in this Agreement, other than in respect of fraud, (i) the aggregate liability of the Seller Parties under Section 5.2.1(a) for any breach of any Seller Fundamental Representation, Company Fundamental Representation or representation or warranty in Section 3.9 and under Sections 5.2.1(b) and 5.2.1(c) shall not exceed US$200,000,000, (ii) the aggregate liability of the Seller Parties under Section 5.2.1(d) and 5.2.1(e) shall not exceed US$100,000,000, and (iii) the aggregate liability of the Seller Parties under Section 5.2.1(a) for any breach of representations or warranties other than Seller Fundamental Representations, Company Fundamental Representations or representation or warranty in Section 3.9 shall not exceed US$40,000,000.

It being understood that, so long as written notice is given on or prior to the applicable Survival Date with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V.

5.2.3 Indemnification Obligations of the Purchaser. From and after the Closing, the Purchaser shall indemnify and hold harmless the Seller Parties and their respective Affiliates (excluding, after the Closing, the Target Companies), and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each a “Seller Indemnitee”) from and against all Losses which any Seller Indemnitee may suffer, sustain or become subject to, as and when incurred, as the result of (i) any breach or inaccuracy of any representation or warranty made in Article IV or (ii) any breach of any covenant or agreement made by or in respect of the Purchaser under this Agreement. The Purchaser shall not be liable with respect to any claim for breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement unless written notice of a possible claim with respect to such breach is given by a Seller Indemnitee to the Purchaser (x) on or before the date which is sixty (60) days after the expiration of the applicable statute of limitations (including any extensions or waivers thereof) with respect to claims as a result of breach of any Purchaser Fundamental Representation, (y) on or before the date that is twelve (12) months after the Closing with respect to claims as a result of any breach of representation or warranty made in any Section of Article IV other than any Purchaser Fundamental Representation; and (z) on or before two (2) years after the date performance of such covenant or agreement is contemplated with respect to claims as a result of breach of any covenant or agreement made by or in respect of the Purchaser under this Agreement; provided that, any claim arising as a result of breach of representation or warranty made in Article IV which (or the delay in discovery of which) is the consequence of fraud, or willful or intentional breach by the Purchaser or its directors or officers or former directors or officers, shall terminate only upon the expiration of the statutory limitation period under the Laws of the applicable jurisdiction. It being understood that, so long as written notice is given on or prior to the applicable survival date with respect to any claim, such claim shall survive until it is resolved in accordance with this Article V. Notwithstanding anything to the contrary in this Agreement, (x) the aggregate liability of the Purchaser under this Section 5.2.3 (other than in respect of fraud) shall not exceed US$40,000,000, and (y) no Seller Indemnitee shall be entitled to indemnification for any Loss to the extent arising from, or measured by any decrease in the value of, its direct or indirect ownership of securities of the Purchaser.

5.2.4 Defense of Claims. If any Party seeks indemnification under this Section 5.2 (the “Indemnified Party”), such Party shall give written notice (an “Indemnification Notice”) to the other applicable Party (the “Indemnifying Party”) setting forth in reasonable detail all of the facts and circumstances giving rise to the claim.

(a) Claims Between the Purchaser and the Seller Parties. Following the applicable Party’s receipt of any Indemnification Notice, the Parties shall meet in person or via teleconference as soon as reasonably practicable following delivery of an Indemnification Notice in order to resolve or settle such claim. If the Parties are unable to resolve or settle such claim for money damages within ten (10) Business Days (unless an extension is agreed to in writing by the Parties to such claim), then the claim shall be determined as set forth in Section 12.1.

(b) Third-Party Claims. If any Proceeding shall be brought or asserted by any third party (a “Third Party Proceeding”) which, if adversely determined, could entitle the Indemnified Party to indemnity pursuant to this Section 5.2, the Indemnified Party shall within thirty (30) days notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Third Party Proceeding and the facts pertaining thereto and attaching a copy of any summons, complaint or other pleading served upon the Indemnified Party; provided that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have materially harmed the Indemnifying Party. The Indemnifying Party may, in its discretion, elect to assume and control the defense of such Third Party Proceeding (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such Third Party Proceeding is an indemnifiable Loss under this Article V), which defense shall be prosecuted vigorously by the Indemnifying Party to a final conclusion or settled in accordance with this Section 5.2.4(b); provided that,

(i) the Indemnifying Party shall reasonably consult with the Indemnified Party with respect to the handling of such Third Party Proceeding and the Indemnifying Party must employ counsel reasonably satisfactory to the Indemnified Party;

(ii) the Indemnifying Party shall not settle or compromise any Third Party Proceeding without the express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; and

(iii) if such Third Party Proceeding is one in which the named parties include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised by counsel that there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnified Party’s sole cost, risk and expense, to separate counsel of its own choosing.

(c) If the Indemnifying Party is permitted to assume and control the defense of a Third Party Proceeding and elects to do so, it shall provide notice thereof to the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Proceeding which the Indemnifying Party elects to contest. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has agreed in writing to bear the fees and expenses of such counsel.

(d) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of a Third Party Proceeding that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.4(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 5.2.4(b) but, upon petition by the Indemnified Party, the appropriate court, arbitral or other body determines that the Indemnifying Party has failed or is failing to vigorously prosecute or defend such Third Party Proceeding, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Proceeding by all appropriate Proceedings, which Proceedings shall be vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and Proceedings; provided that, the Indemnified Party may not enter into any compromise or settlement of such Third Party Proceeding, if indemnification is to be sought hereunder, without the express prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any such defense or settlement controlled by the Indemnified Party, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

5.2.5 Payments

(a) Any payment pursuant to a claim for indemnification shall be made by wire transfer or delivery of other immediately available funds to the account(s) designated by the Indemnified Party(ies) no later than ten (10) days after the amount of such indemnifiable Loss is determined in accordance with this Article V; provided that, at the election of the Purchaser, any amount owed to a Purchaser Indemnitee may be satisfied, in whole or in part, by the surrender and cancellation for no additional consideration of shares of Purchaser Common Stock or Purchaser Preferred Stock held by the Seller Parties or their Affiliates, valued at the lower of the Purchaser Stock Price and the volume-weighted average closing price of the Purchaser Common Stock for the ten (10) trading days preceding the date of payment, and the Seller Parties shall, and shall cause their Affiliates to, take all actions necessary to effect such surrender and cancellation.

(b) All payments made under this Section 5.2 shall be made in full without any restriction or condition, and free and clear of any Taxes, deductions or withholdings of any nature (other than any Tax on the income or profits of the Indemnified Party). Where any such Taxes, deductions or withholdings are required by applicable Law, the amount of the payment shall be increased so that the amount received by the Indemnified Party shall (net of any such Taxes, withholdings or deductions (other than any Tax on the income or profits of the Indemnified Party)) equal the full amount of the payment that would have been received by the Indemnified Party if no Taxes, deductions or withholdings (other than any Tax on the income or profits of the Indemnified Party) were applicable.

(c) Any payment required under this Section 5.2 which is not made when due shall bear interest at the “Prime Rate” as listed in the Wall Street Journal from the date payment is due (compounded on an annual basis). In addition, such Party shall reimburse the other Party for reasonable attorneys’ fees incurred in seeking to collect such indemnifiable Losses after the date payment is due. All payments and related calculations of amounts due therefor of any amounts by any Person pursuant to this Article V shall, unless otherwise agreed to by Purchaser and the Seller Parties in writing, be made in U.S. dollars.

5.2.6 Adjustment For Tax Purposes. All payments made pursuant to this Section 5.2 shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by applicable Law.

5.2.7 Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Pre-Closing Tax Matters shall be governed exclusively by Section 7.6 (and not this Section 5.2).

5.3 Insurance Etc. Offset

The amount of Losses subject to indemnification under Section 5.2.1 or Section 5.2.3, as applicable, shall be calculated net of any insurance proceeds (net of any costs associated therewith) received by the Indemnified Party on account of such Losses. An Indemnified Party shall first use its commercially reasonable efforts to pursue full recovery under all insurance policies with respect to any Losses to the same extent as it would if such Losses were not subject to indemnification hereunder. If an Indemnified Party receives insurance proceeds in connection with Losses for which it has received indemnification, such party shall refund to the Indemnifying Party the amount of such insurance proceeds when received, up to the amount of indemnification received.

5.4 Waiver

The waiver of any condition based on the accuracy of the representations or warranties, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants and obligations.

Article VI

Noncompetition and Nonsolicitation

In consideration of the Purchaser and the Seller Parties entering into the Transactions described herein and performing their obligations hereunder or under other Transaction Documents, the Seller Parties and the Purchaser hereby agree that:

6.1 During the period from the Closing Date to and including the second (2nd) anniversary of the Closing Date (the “Noncompete and Non-Solicitation Period”), each Seller Party shall not, and shall cause its Affiliates (which shall exclude the Purchaser and its Affiliates) not to, without the prior written consent of the Purchaser, directly or indirectly, (i) engage in any business that is competitive with the Robotics Business (the “Competitive Business”) in the territories that the Purchaser or any of its controlled Affiliates (such entity, each a “Covered Entity”) will have presence from time to time (such territory, each a “Covered Territory”), (ii) contact, solicit or develop any new customer in connection with the Competitive Business in any Covered Territory, or (iii) own any interest in, manage, control, participate in (whether as a partner, member, shareholder, lender, co-venturer, consultant or otherwise) any other Person that engages in a Competitive Business in any Covered Territory.

6.2 During the Noncompete and Non-Solicitation Period, each Seller Party shall not, and shall cause its Affiliates (which shall exclude the Purchaser and its Affiliates) not to, without the prior written consent of the Purchaser, directly or indirectly, (i) solicit, hire or retain any employee, consultant, independent contractor, sales or other representative of any Covered Entity to leave the employment of such Covered Entity, or (ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, lessor or other business relation of any Covered Entity to cease or refrain from doing business with such Covered Entity or otherwise interfere with relationship between such Covered Entity and any of its customers, suppliers, licensees, licensors, franchisees, lessors or other business relations.

Notwithstanding the foregoing restrictions in Sections 6.1 and 6.2, the Seller Parties and their respective Affiliates may acquire and hold, solely as a passive investment, up to five percent (5%) of the outstanding equity securities of any publicly traded company that engages in a Competitive Business, provided that neither Seller Party nor any such Affiliate has any management, control, board representation or other active participation therein. The restrictions in Sections 6.1 and 6.2 shall not apply to FFAI’s and its Affiliates’ electric vehicle/automotive business, vehicle-related software and services or related aftermarket activities, to the extent such activities do not directly or indirectly involve the manufacturing, sale or development of, or provision of support or services to, robotics or any ancillary part thereto. The Seller Parties and their respective Affiliates shall not be deemed in violation with respect to any business, activity or industry that the Purchaser has agreed in writing is not a Competitive Business.

6.3 Each Party acknowledges and represents that: (i) sufficient consideration has been given by each Party to the other as it relates hereto; (ii) such Party has consulted with independent legal counsel regarding its rights and obligations under this Article VI; (iii) such Party fully understands the terms and conditions contained herein; (iv) the restrictions and agreements in this Article VI are reasonable in all respects and necessary for the protection of the Parties, and their businesses and goodwill and that, without such protection, the parties’ employees, customer and client relationships and competitive advantage would be materially adversely affected; and (v) the agreements in this Article VI are an essential inducement to the Parties to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which the Parties are bound.

6.4 If the final judgment of a court of competent jurisdiction declares that any term or provision of this Article VI is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Article VII

Tax Matters

7.1 Tax Periods Beginning Before and Ending After the Closing Date

The Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Target Companies for any Tax periods which are due or filed after the Closing Date. At least ten (10) days prior to filing any such Tax Return relating to a Pre-Closing Tax Period, the Purchaser shall submit a copy of such Tax Return to the Seller Parties. The Seller Parties shall pay to the Purchaser (or, in coordination with the Purchaser, to the applicable taxing authority or agency) the total amount of Pre-Closing Taxes due with respect to such Tax Return no later than the due date for the payment of Taxes with respect to such Tax Return. The Purchaser shall consider in good faith any and all comments provided by the Seller Parties on such Tax Return.

7.2 Cooperation on Tax Matters

Each Seller Party and the Purchaser shall retain (or cause to be retained) all of its books and records with respect to Tax matters pertinent to the Target Companies relating to any Pre-Closing Tax Period until ninety (90) days after the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by either Seller Party or the Purchaser, as the case may be, of any extensions thereof), and abide by all record retention agreements entered into with any taxing authority. The Purchaser shall allow each Seller Party (and its agents and representatives) to inspect, review and make copies of such records and information as such Seller Party or its agents and representatives reasonably request from time to time during normal business hours and after appropriate prior notification.

7.3 Transfer Taxes

All federal, state, national, provincial, municipal, local or non-U.S. or other excise, sales, use, transfer (including real property transfer), stamp duty, documentary, filing, recordation and other similar Taxes that may be imposed or assessed as a result of the Equity Exchange and the Merger, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the “Transfer Taxes”), shall be borne 50/50 by the Purchaser and jointly and severally by the Seller Parties. The Transfer Taxes as a result of the Internal Restructuring shall be solely borne by the Seller Parties. Any Tax Returns that shall be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party will provide such Tax Returns to the other party for such other party’s review and approval at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Purchaser and the Seller Parties shall cooperate in the timely completion and filing of all such Tax Returns. Each Party shall promptly pay all Transfer Taxes for which it is responsible pursuant to this Section 7.3.

7.4 Tax Sharing Agreements

Any Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax indemnity or other similar arrangement to which either Seller Party, on the one hand, and any Target Company, on the other hand, are parties, shall be terminated as of or prior to the Closing Date and, after the Closing Date, neither Seller Party nor any Target Company shall be bound thereby or have any Liability thereunder.

7.5 Computation of Liabilities

To the extent permitted or required, the taxable year of each of the Target Companies that includes the Closing Date shall close as of the end of the Closing Date. Taxes for a Straddle Period shall be allocated as follows:

7.5.1 For Taxes of the Target Companies that are imposed on a periodic basis (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Target Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

7.5.2 For Taxes resulting from items attributable to a Straddle Period and included in the income of the Target Companies under Section 951(a) of the Code or Section 951A of the Code for such Straddle Period, the determination of Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be calculated as though the taxable year of the applicable “controlled foreign corporation” (within the meaning of Section 957 of the Code) giving rise to such inclusion of income ended on the Closing Date.

7.5.3 For Taxes of the Target Companies not described in Section 7.5.1 or 7.5.2 (including, without limitation, (i) Taxes based on the income or receipts of any of the Target Companies for a Straddle Period, (ii) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 7.3, and (iii) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Target Companies for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Target Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Target Companies were closed at the close of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

7.6 Tax Contest

The Purchaser and the Target Companies on the one hand, and each Seller Party on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Pre-Closing Tax Matter”). Any failure to so notify the other party of any Pre-Closing Tax Matter shall not relieve such other party of any liability with respect to such Pre-Closing Tax Matters except to the extent such party was actually prejudiced as a result thereof. The Seller Parties shall have the right to control the conduct and resolution of such Pre-Closing Tax Matter; provided that, the Seller Parties shall keep the Purchaser reasonably informed of the progress of such Pre-Closing Tax Matter and shall not effect any settlement or compromise of such Pre-Closing Tax Matter without obtaining the Purchaser’s prior written consent thereto, which shall not be unreasonably withheld, delayed or denied. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Pre-Closing Tax Matters shall be governed exclusively by this Section 7.6 (and not Section 5.2). If the Seller Parties do not assume control of a Pre-Closing Tax Matter within thirty (30) days after receipt of notice thereof, or fail to diligently conduct its defense, the Purchaser may assume control of such matter at the Seller Parties’ reasonable cost and expense, subject to the Seller Parties’ rights to information and to consent to any settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

7.7 Intended Tax Treatment

7.7.1 The Parties agree and acknowledge that for U.S. federal income tax purposes, the Equity Exchange and the Merger, taken together, are intended to qualify for the Intended Tax Treatment. The Parties agree to file all Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Tax authority pursuant to a determination within the meaning of Section 1313(a) of the Code. The Parties adopt this Agreement as a Plan of Reorganization. Each Party shall (and shall cause its Affiliates to) cooperate to cause the Equity Exchange and the Merger to so qualify, and neither the Purchaser nor either Seller Party has taken or failed to take, or will take or fail to take, any action if such action or inaction would reasonably be expected to cause the Equity Exchange and the Merger to fail to qualify for the Intended Tax Treatment.

7.7.2 In the event the SEC requests or requires a tax opinion regarding whether the Equity Exchange and the Merger satisfy the Intended Tax Treatment, the Seller Parties shall use their commercially reasonable efforts to cause tax counsel to the Seller Parties to furnish such opinion. Each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to such tax counsel in form and substance reasonably satisfactory to such tax counsel.

Article VIII

Additional Agreements

8.1 Conduct of Business of the Target Companies

8.1.1 Except as expressly permitted by this Agreement or other Transaction Documents, during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10.1, each Target Company shall, and each Seller Party shall cause each Target Company to, (i) operate in the Ordinary Course of Business, (ii) maintain its properties and other assets of the Target Companies in good working condition, and preserve intact the business organization and operations, rights, permits, franchises and goodwill and (iii) maintain the business and relationships with employees, customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it does business.

8.1.2 Without limiting the generality of Section 8.1.1, except as expressly permitted by this Agreement or other Transaction Documents, or with the prior written approval of the Purchaser, each Target Company shall, and each Seller Party shall cause each Target Company to, manage working capital items in the Ordinary Course of Business and shall not accelerate the collection of any trade receivables, other receivables and deposits, prepaid liabilities or any other current assets or delay the payment of trade payables, other payables or any other current liabilities.

8.1.3 Without limiting the generality of Section 8.1.1, except as expressly permitted by this Agreement or other Transaction Documents, or with the prior written approval of the Purchaser, no Target Company shall, and each Seller Party shall cause each Target Company not to, take any of the following actions:

(i) amend the Organizational Documents of any Target Company or form any Subsidiaries that are not wholly owned Subsidiaries;

(ii) split, subdivide, combine or reclassify any share of Company Stock or any of the equity or equity-linked securities of any Target Company;

(iii) (A) deliver, encumber, mortgage, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (B) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, or (C) amend any terms of any such equity securities or agreements;

(iv) (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(v) make any loans, advances, or capital contributions to, or investments in, any other Person;

(vi) make a change in any method of financial accounting or accounting practice of the Target Companies, except as required by the Accounting Standards or applicable Law;

(vii) sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except in the Ordinary Course of Business;

(viii) (A) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Target Company in any Intellectual Property Rights; (B) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights; or (C) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(ix) issue or incur any additional indebtedness;

(x) amend or modify any agreements in respect of indebtedness;

(xi) (A) increase, decrease, make any changes in or grant any increase in the compensation of any current or former employee, director or independent contractor, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business that does not exceed 10% individually or in the aggregate; (B) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any current or former employee, director or independent contractor; (C) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (D) grant any equity or equity-based compensation awards;

(xii) hire, engage, terminate (other than for cause), furlough, or temporarily lay off any employee, consultant or other individual service provider with an annual base compensation in excess of US$500,000;

(xiii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(xiv) (A) negotiate, modify, extend, or enter into any collective bargaining agreement or (B) recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Target Company;

(xvi) (A) make, change, revoke, amend, or otherwise modify any income or other material Tax election other than an election to treat each of FF Intelligent Mobility Global Holdings Ltd. (Cayman) and Smart Technology Holdings Ltd. (Cayman) as an entity disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3, (B) change any Tax accounting period or adopt, change, or otherwise modify any method, principles, or practices of Tax accounting, (C) file any amended Tax Return, refile, or otherwise modify any previously filed Tax Return, (D) prepare, file, or take any position on any income or other Tax Return inconsistent with past practice in any material respect, (E) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (F) seek or apply for any tax ruling, including any private letter ruling, (G) surrender any right to claim Tax refund, offset, or other reduction in liability, (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or the collection of any Taxes, (I) participate in, initiate any discussion with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority; (J) fail to pay any Tax that becomes due and payable (including any estimated Tax payments); (K) defer the payment of any Tax or claim a Tax credit; (L) enter into any Tax allocation, Tax sharing, Tax indemnity, closing agreement, or other binding written agreement relating to Taxes, other than commercial agreements entered into in the Ordinary Course of Business the primary purpose of which is not Taxes; or (M) grant any power of attorney relating to any Tax matter;

(xvii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Target Company;

(xviii) make any capital expenditure (or series of related capital expenditures) involving more than US$500,000 individually, or more than US$2,000,000 in the aggregate;

(xix) enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Target Company thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(xx) declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property;

(xxi) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(xxii) agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

8.2 Efforts

8.2.1 Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Proceeding; (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. Notwithstanding anything to the contrary in this Section 8.2, neither the Purchaser nor Merger Sub shall be required to (i) waive any condition to its obligations to consummate the Transactions, (ii) take any action inconsistent with Section 8.3.4 or the fiduciary duties of the Purchaser Board or the Purchaser Special Committee under applicable Law, or (iii) pay any consideration to any third party or incur any cost in obtaining any necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities or any third party in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.2, neither Seller Party shall be required to (i) waive any condition to its obligations to consummate the Transactions or (ii) take any action inconsistent with the fiduciary duties of the FFAI Board or the FFAI Special Committee under applicable Law.

8.2.2 Each Seller Party and the Purchaser shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review and comment in advance on any proposed communication by such Party or its Affiliates to any Governmental Authority. No such Party shall agree to participate in any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Each Party will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing. To the extent permitted by such Governmental Authority or applicable Laws, the Parties shall provide each other Party with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions.

8.2.3 Neither the Purchaser nor either Seller Party shall take any action that would reasonably be expected to delay, impair or impede the receipt of any such authorizations, consents, orders or approvals. Neither the Purchaser nor either Seller Party shall make any submission, notification or filing with any Governmental Authority in connection with the Transactions other than as contemplated by this Agreement, required by applicable Law or necessary to obtain the Regulatory Approvals or consents specified in Section 2.2.3 of the Seller Disclosure Schedule.

8.3 Stockholder Written Consent; Information Statement

8.3.1 As promptly as reasonably practicable after the Closing Date and the receipt of the Purchaser Stockholder Approval pursuant to Section 8.3.3, the Purchaser shall prepare and file with the SEC a preliminary information statement on Schedule 14C under the Exchange Act with respect to the Purchaser Stockholder Proposals (together with any amendments or supplements thereto, the “Information Statement”). The Purchaser shall, as promptly as reasonably practicable, notify the Seller Parties of the receipt of any oral or written comments from the SEC relating to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information. The Purchaser shall use reasonable best efforts to cooperate and provide the Seller Parties with a reasonable opportunity to review and comment on the Information Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Seller Parties in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Purchaser shall provide the Seller Parties with copies of all such filings made and correspondence with the SEC. The Purchaser shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Information Statement. Following completion of the SEC review process, if any, the Purchaser shall file the definitive Information Statement with the SEC and mail or otherwise furnish the Information Statement to the stockholders of the Purchaser as promptly as reasonably practicable in accordance with Regulation 14C under the Exchange Act. The Purchaser shall not implement the corporate actions contemplated by the Purchaser Stockholder Proposals prior to the expiration of the applicable period prescribed by Rule 14c-2 under the Exchange Act.

8.3.2 Each Seller Party acknowledges that a substantial portion of the Information Statement shall include disclosure regarding the Transactions, the Seller Parties, the Target Companies and the Robotics Business. Accordingly, each Seller Party shall, and shall cause the Target Companies to, as promptly as reasonably practicable after the date of this Agreement, provide the Purchaser with all information concerning the Seller Parties, the Target Companies, the Robotics Business and the Transactions that is required or reasonably requested by the Purchaser for inclusion in the Information Statement, including but not limited to (i) the required financial statements of the Target Companies or the Robotics Business prepared in accordance with the SEC Guidance, including the requirements of Regulation S-X and any required consent of the applicable independent public accountants, (ii) required management’s discussion & analysis for the periods required under applicable SEC Guidance, and (iii) such information as is necessary for the preparation of any pro forma financial information required under Article 11 of Regulation S-X. Without limiting the generality of the foregoing, each Seller Party shall, and shall cause the Target Companies to, cooperate with the Purchaser and its accountants in connection with the preparation for inclusion in the Information Statement of any pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. Each Seller Party shall also provide such information and cooperation as the Purchaser may reasonably request in connection with disclosure concerning the Purchaser Special Committee’s consideration of the Transactions, including disclosure relating to the Fairness Opinion and the financial analyses underlying the Fairness Opinion, to the extent required by applicable SEC Guidance. Each Seller Party shall, and shall cause the Target Companies to, make the managers, directors, officers and employees of the Target Companies available to the Purchaser and its counsel, accountants and other Representatives in connection with the preparation of the Information Statement,, as reasonably requested by the Purchaser, and responding in a timely manner to comments on the Information Statement and such other filings from the SEC.

8.3.3 As promptly as reasonably practicable following the Closing Date, the Purchaser shall take all corporate action necessary or appropriate to obtain the Purchaser Stockholder Approval by written consent in lieu of a meeting in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”), the applicable Nasdaq Listing Rules and the Organizational Documents of the Purchaser. The Purchaser shall obtain such written consent only from holders of shares of Purchaser capital stock that are entitled to vote on the applicable Purchaser Stockholder Proposal under applicable Law, the applicable Nasdaq Listing Rules and the Organizational Documents of the Purchaser. For the avoidance of doubt, no Purchaser Common Stock issued in connection with the Transactions prior to receipt of the Purchaser Stockholder Approval shall be entitled to vote or consent with respect to any Purchaser Stockholder Proposal to the extent prohibited by the applicable Nasdaq Listing Rules, including IM-5635-2. Promptly following receipt of written consents representing the requisite voting power to approve the Purchaser Stockholder Proposals, the Purchaser shall provide any notice of such action required by Section 228 of the DGCL and shall proceed with the preparation, filing and distribution of the Information Statement in accordance with Section 8.3.1.

8.3.4 Prior to obtaining the Purchaser Stockholder Approval with respect to any amendment to the Purchaser’s certificate of incorporation included in the Purchaser Stockholder Proposals, the Purchaser Board shall duly adopt resolutions approving such amendment, declaring its advisability and submitting such amendment to the Purchaser’s stockholders for approval in accordance with Section 242 of the DGCL. The Purchaser shall take, or cause to be taken, all other corporate actions reasonably necessary to effect the Purchaser Stockholder Proposals following receipt of the Purchaser Stockholder Approval and compliance with Regulation 14C under the Exchange Act.

8.3.5 If at any time prior to the date on which the corporate actions contemplated by the Purchaser Stockholder Proposals are implemented, any event, circumstance or information relating to the Transactions, the Purchaser, the Seller Parties, the Target Companies or any of their respective officers or directors or other Representatives should be discovered by the Purchaser or either Seller Party, as applicable, that in the reasonable, good faith judgment of the Purchaser or either Seller Party, as applicable, should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by the Purchaser and, to the extent required by applicable Law, disseminated to stockholders of the Purchaser; provided that no information received by the Purchaser pursuant to this Section 8.3.5 shall be deemed to change, supplement or amend the Seller Disclosure Schedule.

8.3.6 Any going-private transaction involving the Purchaser or its affiliates, including a merger under DGCL Section 253 or Section 251(h) or any tender or exchange offer, shall be conditioned on (A) approval by a committee of independent and disinterested directors and (B) approval by a majority of the votes cast by disinterested stockholders.

8.4 Financial Statements

As promptly as reasonably practicable after the date of this Agreement, and in any event sufficiently in advance to permit the Purchaser to timely comply with its applicable SEC reporting and disclosure obligations in connection with the Transactions, each Seller Party shall, and shall cause the Company and the Target Companies to, deliver to the Purchaser the PCAOB Audited Financial Statements and any other audited and unaudited historical financial statements of the Target Companies or the Robotics Business required under Regulation S-X or other applicable SEC Guidance to be included in or filed with (i) any Current Report on Form 8-K or amendment thereto filed by the Purchaser in connection with the consummation of the Transactions, (ii) the Information Statement or (iii) any other filing required to be made by the Purchaser with the SEC in connection with the Transactions. Each Party shall (a) assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any Target Company, or the Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Information Statement and any other filings to be made by the Purchaser with the SEC in connection with the Transactions, and (b) obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

8.5 Exclusivity

During the period starting on the date hereof and ending upon the earlier of (i) the Closing, or (ii) termination of this Agreement pursuant to Section 10.1:

8.5.1 Each Seller Party shall not, and shall cause the Target Companies and its and their respective Affiliates and Representatives not to, directly or indirectly (i) submit, solicit, initiate, discuss or negotiate with any Person with respect to any Acquisition Proposal or any matter that could reasonably be expected to lead to any Acquisition Proposal, (ii) provide information with respect to either Seller Party or any Target Company to any Person, other than the Purchaser, in connection with any Acquisition Proposal by any Person, (iii) enter into any Contract or accept any offer relating to any Acquisition Proposal or (iv) otherwise cooperate in any way, or assist, participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Each Seller Party shall, and shall cause the Target Companies and its and their respective Affiliates and Representatives to, immediately cease and terminate all discussions and negotiations that occurred or may have occurred on or prior to the date of this Agreement and terminate all agreements, in each case, with respect to any Acquisition Proposal. Each Seller Party shall, and shall cause the Target Companies and its and their respective Affiliates and Representatives to, take the necessary steps to promptly inform the Persons referred to in this Section 8.5.1 of the obligations undertaken in this Section 8.5.1.

8.5.2 Each Seller Party shall, and shall cause the Target Companies and its and their respective Affiliates and Representatives to, promptly notify (but in no event later than twenty-four (24) hours) the Purchaser of any Acquisition Proposal (including any amendments or modifications to any previously received Acquisition Proposal) or request for non-public information relating to any Target Company or for access to the properties, books or records, of any Target Company by any Person other than the Purchaser received after the date hereof. Such notice shall include: (i) the terms and conditions of such Acquisition Proposal and (ii) the identity of the Person making any such Acquisition Proposal.

8.6 Press Releases and Announcements

Except as otherwise required by applicable Law, announcements to the employees, customers, suppliers, vendors or service providers of the Target Companies shall be issued with the prior written consent of the Seller Parties and the Purchaser. The Seller Parties and the Purchaser shall consult with each other and shall mutually agree upon any press release or public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make a public announcement prior to such consultation and agreement. Notwithstanding the foregoing, in the event that any Party is required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to issue a press release or otherwise make a public announcement related to the foregoing, such Party shall notify the other Parties in advance, provide the other Parties with the opportunity to review such press release or announcement and make all reasonable efforts to consult in good faith with the other Parties before issuing any such press release or making such public announcement.

8.7 Further Transfers

The Seller Parties will use commercially reasonable efforts to execute and deliver such further instruments of conveyance and transfer and take such additional actions as the Purchaser may reasonably request to effect, consummate, confirm and/or evidence the transfer of the Company Stock to the Purchaser and any other transactions contemplated hereby.

8.8 Access to Books and Records

Subject to Section 8.9, each Seller Party shall permit, and each Seller Party shall cause each Target Company to permit, Representatives of the Purchaser (including legal counsel, accountants and advisors) to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to each Target Company. Subject to Section 8.9, each Seller Party shall, and each Seller Party shall cause each Target Company to furnish to the Purchaser such additional financial and operating information in their possession or control with respect to the Target Companies as the Purchaser may from time to time reasonably request.

In order to facilitate the resolution of any claims made against or incurred by the Seller Parties relating to the Target Companies, from and after the Closing Date until the second anniversary thereof, the Purchaser shall cause the Target Companies to provide the Seller Parties and their respective authorized representatives with reasonable access, during normal business hours, to the books and records of the Target Companies with respect to periods prior to the Closing Date in connection with any matter relating to or arising out of the Transaction Documents or the Transactions (including, without limitation, for audit purposes). Unless otherwise consented to in writing by the Seller Parties, the Purchaser shall not, and shall not permit any Target Company to, for a period of two (2) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of any Target Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Seller Parties and offering to surrender to the Seller Parties such books and records or such portions thereof.

8.9 Confidentiality

The Seller Parties and the Purchaser agree to use their respective reasonable best efforts to maintain the confidentiality of all proprietary and other non-public information regarding the Target Companies, except (i) as required to file Tax Returns, (ii) as required by Law or obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, (iii) to the extent any such information needs to be disclosed to such Party’s officers, directors, employees, professional advisors and potential financing sources in connection with this Agreement and the Transactions (who shall be advised of the confidential nature of such information) or (iv) as may be reasonably necessary to conduct the business of the Target Companies. In the event that any Party reasonably believes after consultation with counsel that it is required by Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation to disclose any confidential information described in this Section 8.9, the disclosing Party shall (i) provide the other Parties with prompt notice before such disclosure in order that such other Parties may attempt to obtain a protective order or other assurance that confidential treatment shall be accorded such confidential information and (ii) cooperate with the other Parties (at the sole expense of the other Parties) in attempting to obtain such order or assurance. The provisions of this Section 8.9 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of a breach of this Section 8.9 by the applicable Party bound hereunder or its Affiliates.

8.10 Expenses

Except as otherwise specifically provided herein or in the Transition Service Agreement, each Party hereto shall pay all of its own costs, fees and expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and the performance and compliance with all agreements and conditions contained hereunder and thereunder to be performed or complied with, including fees, commissions, expenses and disbursements of counsel, accountants, investment bankers and brokers, due diligence expenses, advisory and consulting fees, appraisal costs, fees and expenses and filing fees incurred in connection with the filing required to be made for Regulatory Approvals for the consummation of the Transactions, regardless of whether the Transactions have been consummated or not.

8.11 Transaction Litigation

The Purchaser, on the one hand, and the Seller Parties, on the other hand, shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Proceeding relating to the Transactions which is brought or threatened in writing against (a) the Purchaser, any of its Subsidiaries and/or any of their respective directors or officers, or (b) either Seller Party, the Company, any of their respective Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Parties reasonably and promptly informed of any developments in connection with any such Proceeding, (ii) giving the other Parties a reasonable opportunity to participate in any such Proceeding or settlement thereof (and consider in good faith the suggestions of the other Parties in connection therewith), (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iv) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Proceeding without the written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed).

8.12 Directors’ and Officers’ Indemnification and Insurance

8.12.1 The indemnification, advancement and exculpation provisions of the Purchaser’s Organizational Documents and indemnification agreements with its current or former directors and officers, including the members of the Purchaser Special Committee and any departing directors and officers, and any other persons covered by the Purchaser’s current directors’ and officers’ liability insurance policies (the “Purchaser D&O Indemnified Parties”), as in effect on the date hereof, shall survive the Closing and shall not be amended, repealed or otherwise modified for six (6) years from the Closing Date in any manner adversely affecting their rights, unless required by Law. Such indemnification agreements shall continue in full force and effect in accordance with their terms.

8.12.2 The Purchaser shall maintain in effect for six (6) years from the Closing Date its current directors’ and officers’ liability insurance policies with respect to matters occurring at or before the Closing, including acts or omissions in connection with this Agreement and the Transactions, on terms as to coverage and amount no less favorable to the Purchaser D&O Indemnified Parties than those in effect on the date hereof. The Purchaser may substitute policies of at least the same coverage with terms, conditions, retentions and limits of liability no less favorable than its current policies; provided that the Purchaser shall not be required to expend more per year than 300% of the current annual premiums paid by the Purchaser, being US$726,500 in the aggregate, and, if such insurance exceeds that amount, shall obtain the greatest coverage available for an amount not exceeding that cap. In addition, the Purchaser may, and at the request of the Purchaser Special Committee shall, purchase before the Closing a six (6)-year prepaid “tail” policy on terms, conditions, retentions and limits of liability no less advantageous than its existing policies. If such tail policy is obtained, the Purchaser shall maintain it in full force and effect and honor all obligations thereunder, and its other maintenance obligations under this Section 8.12 shall terminate.

8.12.3 From and after the Closing, the Purchaser shall comply, and shall cause its Subsidiaries to comply, with their respective obligations to indemnify and hold harmless, including advancement of expenses, the Purchaser D&O Indemnified Parties against costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation arising out of their service as a director, officer or other fiduciary of the Purchaser or its Subsidiaries, or acts or omissions occurring or alleged to have occurred at or before the Closing, including approval of this Agreement, the Transactions and actions to enforce indemnification or advancement rights, to the extent provided by the applicable Organizational Documents and indemnification agreements in effect on the date hereof and to the fullest extent permitted by applicable Law.

8.12.4 If the Purchaser or any successor or assign consolidates with or merges into any Person and is not the continuing or surviving entity, or transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that its successors and assigns assume the obligations in this Section 8.12.

8.12.5 This Section 8.12 is in addition to any other rights of a Purchaser D&O Indemnified Party under the Purchaser’s or any Subsidiary’s Organizational Documents, any agreement or applicable Law. It shall survive the Closing and be enforceable by each Purchaser D&O Indemnified Party and their heirs and legal representatives as third-party beneficiaries. Its obligations shall not be terminated or modified adversely to any such Person without that Person’s consent. The claim procedures and survival periods of Article V do not limit this Section 8.12.

8.12.6 Nothing in this Agreement shall release, waive or impair any rights to directors’ and officers’ insurance claims under any current or former policy with respect to the Purchaser, its Subsidiaries or their officers, directors and employees; indemnification under this Section 8.12 is not prior to or in substitution for such insurance claims.

8.13 Registration Covenant

8.13.1 Subject to the following provisions of this Section 8.13, upon a written request from a holder of Registrable Securities made at any time following the twelve (12) month anniversary of the Closing Date, the Purchaser shall, as soon as reasonably practicable following such request, prepare and file with the SEC a resale registration statement on Form S-3 (or, if Form S-3 is not then available, Form S-1 or another appropriate form) under the Securities Act covering the resale from time to time of the Purchaser Common Stock issued as, or issuable upon conversion of, the Purchaser Stock Consideration and held from time to time by the Seller Parties or any permitted transferee bound by the Lock-up Agreement (the “Registrable Securities”). The Purchaser shall use commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act as soon as reasonably practicable after filing, but in no event later than the expiration of the lock-up period under the Lock-up Agreement, and to keep the registration statement effective and the related prospectus available until the earlier of (i) the sale of all Registrable Securities covered thereby and (ii) the date on which all Registrable Securities may be sold under Rule 144 under the Securities Act without volume or manner-of-sale limitations. Each holder of Registrable Securities shall furnish in writing such information regarding itself, the Registrable Securities held by it and the intended method of disposition and shall execute such customary documents as the Purchaser may reasonably request in connection with the registration.

8.13.2 Demand Limitations. The Purchaser shall not be required to effect more than six (6) demand registrations under this Section 8.13 in the aggregate for all holders of Registrable Securities. Each demand shall cover Registrable Securities having an aggregate market value of at least US$5,000,000, calculated using the closing price of the Purchaser Common Stock on the trading day immediately preceding the demand. A registration shall count toward this limit only when the registration statement becomes effective. No additional demand shall be required for amendments or supplements necessary to maintain a registration statement as required by this Section 8.13.

8.13.3 Blackout and Suspension. Upon written notice to the holders, the Purchaser may defer the filing or effectiveness of a registration statement, or suspend its use, if the Purchaser Board determines in good faith, after consultation with outside legal counsel, that proceeding would require premature disclosure of material non-public information that would materially prejudice the Purchaser or materially interfere with a pending financing or other material transaction. The Purchaser may also defer a requested registration during the period beginning thirty (30) days before the anticipated filing of a registration statement for an offering by the Purchaser and ending sixty (60) days after its effectiveness, provided that the Purchaser is actively pursuing that offering. Such deferrals and suspensions shall not exceed forty-five (45) days on any one occasion or ninety (90) days in aggregate during any twelve-month period. These limits shall not apply to a suspension required by applicable Law or an SEC order. Upon receipt of a suspension notice, each holder shall discontinue offers and sales under the registration statement until the Purchaser notifies it that use may resume. The Purchaser shall give such notice promptly after the grounds for suspension cease to exist.

8.13.4 Cut-Backs. If the SEC requires a reduction in the number of Registrable Securities included in a registration statement, the Purchaser may reduce that number to the extent reasonably required. If an underwritten resale offering is separately agreed by the Purchaser and the managing underwriter advises in writing that the number of Registrable Securities requested to be included would materially adversely affect the offering, the number included may be reduced accordingly. Any reduction among holders of Registrable Securities shall be allocated pro rata based on the number requested to be included by each holder. The Purchaser shall use commercially reasonable efforts to register any securities excluded at the SEC’s request when permitted by the SEC, without treating the additional filing as a separate demand.

8.13.5 Expenses. The Purchaser shall bear the registration and filing fees, printing expenses and fees and expenses of its counsel and accountants incurred in performing its obligations under this Section 8.13. Each holder shall bear its own counsel and adviser fees, underwriting discounts and commissions, brokerage fees and transfer taxes attributable to its sales of Registrable Securities.

8.13.6 Holder Indemnification. Each holder participating in a registration shall, severally and not jointly, indemnify and hold harmless the Purchaser, its directors and officers and each Person controlling the Purchaser within the meaning of the Securities Act against Losses arising out of any untrue or alleged untrue statement of a material fact, or omission or alleged omission of a material fact required to be stated or necessary to make the statements not misleading, in the registration statement or related prospectus or any amendment or supplement thereto, but only to the extent made in reliance upon and in conformity with information furnished in writing by that holder expressly for use therein. Each holder shall also indemnify such Persons against Losses arising from its use of the registration statement or prospectus in violation of a suspension notice received under Section 8.13.3. Except in the case of fraud, a holder’s aggregate liability under this paragraph shall not exceed the net proceeds received by that holder from the sales giving rise to the claim. The claim procedures in Section 5.2.4 shall apply, mutatis mutandis, to claims under this paragraph.

8.14 Internal Restructuring

FFAI and the Company shall, and shall cause their applicable Subsidiaries to, complete the Internal Restructuring before the date hereof or, to the extent not completed before signing, as a condition to Closing, in accordance with the agreed structure described in the Seller Disclosure Schedule and approved by the Purchaser Special Committee (such approval not to be unreasonably withheld, delayed or conditioned). All assets, intellectual property, data, contracts, employees and liabilities relating to the Robotics Business shall be vested in the Company or its Subsidiaries, with all required consents and assignments obtained. The Seller Parties shall deliver the restructuring instruments and evidence of completion to the Purchaser and shall not include liabilities unrelated to the Robotics Business without the Purchaser Special Committee’s prior written approval (such approval not to be unreasonably withheld, delayed or conditioned).

8.15 Financing Cooperation

The Purchaser and the Seller Parties shall use commercially reasonable efforts to cooperate in good faith in a private placement of Purchaser equity securities expected to close concurrently with the Transactions (the “Concurrent PIPE”), including investor outreach and negotiation, due diligence support, investment documentation and registration statement preparation. The Concurrent PIPE shall consist solely of equity securities, without convertible notes or other debt securities, for aggregate gross proceeds of not more than US$30,000,000, priced at the “Minimum Price” under Nasdaq Listing Rule 5635(d), being the lower of (i) the Nasdaq Official Closing Price of Purchaser Common Stock immediately preceding the signing of the binding Concurrent PIPE agreement and (ii) the average Nasdaq Official Closing Price of Purchaser Common Stock for the five (5) trading days immediately preceding such signing. The final pricing and allocations of the Concurrent PIPE, including any participation by either Seller Party or any of its Affiliates, shall require the prior approval of the Purchaser before any binding commitment is entered into. The Seller Parties shall identify any proposed participation by their Affiliates and provide the proposed investment amounts and allocations. Upon request of the Purchaser Special Committee prior to the Closing or the disinterested members of the Purchaser Board after the Closing, the Purchaser and the Seller Parties shall provide a twelve-month cash-flow forecast and liquidity analysis for the combined company, and the information relating to the Robotics Business reasonably required to prepare those materials. The Transactions shall not be conditioned on the Concurrent PIPE or any other financing.

8.16 Employee Matters

8.16.1 Employee Transition. The Purchaser shall cooperate with the Seller Parties and the Company in completing the employee transition documentation for, and onboarding of, each employee of the Target Companies or the Robotics Business identified on the transition list agreed in writing by FFAI and the Purchaser (the “Transition List” and such employees, the “Target Company Employees”), including by arranging valid work authorization (including any required visa or immigration sponsorship, transfer or filing) and applicable benefits coverage for each Target Company Employee, effective as of the Closing or the applicable transfer date. The Seller Parties shall deliver to the Purchaser before the Closing the Transition List, together with supporting records, quantifying each Target Company Employee’s accrued but unused vacation/PTO and sick leave balances and any bonus or commission amounts to be assumed under Sections 8.16.4 and 8.16.5, and shall update such balances and amounts as of the Closing and any applicable transfer date, subject to the Purchaser’s written agreement to the amounts to be assumed.

8.16.2 Recognition of Prior Service. The Purchaser shall, and shall cause its Subsidiaries to, recognize each Target Company Employee’s original service date and prior tenure with FFAI, the Target Companies and their respective Affiliates and predecessors for all purposes under the employee benefit plans, programs, policies and arrangements of the Purchaser and its Subsidiaries in which such Target Company Employee participates, including for purposes of eligibility, vesting, level of benefits, vacation and paid time off accrual and severance.

8.16.3 Continuity of Compensation. Each Target Company Employee shall transfer to the Purchaser or its applicable Subsidiary on a flat-transfer basis and shall retain his or her existing compensation, consistent with such Target Company Employee’s current agreed terms. Any adjustment to the compensation of a Target Company Employee in connection with such transfer shall require the mutual written agreement of the human resources functions of FFAI and the Purchaser.

8.16.4 Accrued PTO and Sick Leave. The Purchaser shall, or shall cause its applicable Subsidiary to, assume and honor all accrued but unused vacation, paid time off and sick leave balances of each Target Company Employee as of the Closing or the applicable transfer date.

8.16.5 Outstanding Bonuses and Sales Commissions. Upon the transfer of the Target Company Employees, the Purchaser shall assume responsibility for (i) the remaining accrued performance bonuses for the second half of 2026, (ii) unpaid SOD and CEP bonuses, (iii) all outstanding earned but unpaid sales commissions and (iv) any other unsettled bonuses, in each case applicable to the Target Company Employees. Such payments shall be administered in accordance with the Purchaser’s human resources policies and subject to the applicable approvals of the Purchaser’s management and the Purchaser Board. Such amounts shall not be borne by the Seller Parties.

8.16.6 Equity Compensation for Salary Reductions. The Purchaser shall assume the equity compensation obligations arising from salary reductions accepted by the Target Company Employees identified on the Transition List, and shall satisfy such obligations through the grant of restricted stock units in respect of Purchaser Common Stock (“Purchaser RSUs”). Such arrangement shall be implemented in accordance with the equity plan previously agreed between FFAI and such Target Company Employees. If the Purchaser does not have sufficient shares of Purchaser Common Stock available under its equity incentive plan(s) to grant such Purchaser RSUs, the grant of such Purchaser RSUs may be deferred to the next applicable grant window in which sufficient shares are available.

8.16.7 No Third-Party Rights. Nothing in this Section 8.16, express or implied, shall (i) confer upon any Target Company Employee or any other Person (other than the Parties) any rights or remedies, including any right to employment or continued employment for any period, or (ii) be construed as an amendment to or establishment of any Plan or other benefit plan, program, agreement or arrangement.

8.16.8 WARN Matters. Prior to the Closing, the Seller Parties and the Company shall not, and shall cause the Target Companies not to, implement or announce any plant closing, mass layoff, relocation, reduction in force or other termination of employment in respect of the Robotics Business that could result in obligations under any WARN Law without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed). As between the Parties, the Seller Parties shall be jointly and severally responsible for, and shall indemnify the Purchaser and its Affiliates, subject to the procedures and limitations applicable to claims under Section 5.2.1(b), against all Liabilities arising under any WARN Law to the extent resulting from (a) any action taken by either Seller Party or any Target Company in respect of the Robotics Business on or before the Closing, or (b) any employment loss in respect of the Robotics Business occurring on or before the Closing, including any such action or employment loss aggregated with an action or employment loss occurring after the Closing. The Purchaser shall be responsible for Liabilities under WARN Laws to the extent resulting solely from actions taken by the Purchaser after the Closing that were not required, committed to or announced by either Seller Party or any Target Company before the Closing. The Parties shall reasonably cooperate in providing any notices required under applicable WARN Laws.

Article IX

Conditions to Closing

9.1 Conditions Precedent to Obligations of the Purchaser

The obligations of the Purchaser to consummate the Transactions shall be subject to the satisfaction (or waiver by the Purchaser with the approval of the Purchaser Special Committee), at or prior to the Closing Date, of all of the following conditions:

9.1.1 Representations and Warranties regarding the Seller Parties. (i) The representations and warranties regarding the Seller Parties contained in Article II (other than the Seller Fundamental Representations), when read without any qualifications relating to “materiality” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Seller Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.1.2 Representations and Warranties regarding the Target Companies. (i) The representations and warranties regarding the Target Companies contained in Article III (other than the Company Fundamental Representations), when read without any qualifications relating to “materiality” or “Company Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Company Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.1.3 Performance. The Seller Parties and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them or the Target Companies prior to or on the Closing Date.

9.1.4 Regulatory Approvals and Consents. All Regulatory Approvals and the consents specified in Section 3.3.3 of the Seller Disclosure Schedule required to consummate the Transactions at the Closing shall have been obtained.

9.1.5 No Restraints. No Governmental Authority shall have commenced or threatened to commence a material Proceeding to challenge, restrain or otherwise interfere with the Transactions and no Law or Governmental Order prohibiting consummation of the Transactions shall be in effect.

9.1.6 No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect since the date hereof.

9.1.7 Key Employees. Each Key Employee shall have entered into that certain employment agreement, with the applicable Target Company, effective as of the Closing Date, in a form reasonably acceptable to the Purchaser (the “Employment Agreements”) or otherwise agree to continue employment with such Target Company on terms reasonably acceptable to the Purchaser.

9.1.8 Execution of Transaction Documents. The Seller Parties and their respective Affiliates (as applicable) shall have executed and delivered to the Purchaser counterparts to the Transaction Documents to which the Seller Parties and their respective Affiliates are parties, as applicable.

9.1.9 Internal Restructuring. The Internal Restructuring shall have been completed in accordance with Section 8.14.

9.1.10 Closing Certificate. Each Seller Party shall have delivered to the Purchaser a certificate, signed by an executive officer of such Seller Party, and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.6.

9.2 Conditions Precedent to Obligations of the Seller Parties

The obligations of the Seller Parties to consummate the Transactions shall be subject to the satisfaction (or written waiver by both Seller Parties, where permissible, with any such waiver by either Seller Party given only with the approval of the FFAI Special Committee)), at or prior to the Closing Date, of all of the following conditions:

9.2.1 Representations and Warranties regarding the Purchaser. (i) The representations and warranties regarding the Purchaser contained in Article IV (other than the Purchaser Fundamental Representations), when read without any qualifications relating to “materiality,” or “Purchaser Material Adverse Effect,” shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such specified date), and (ii) the Purchaser Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specified date).

9.2.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

9.2.3 No Restraints. No Governmental Authority shall have commenced or threatened to commence a material Proceeding to challenge, restrain or otherwise interfere with the Transactions and no Law or Governmental Order prohibiting consummation of the Transactions shall be in effect.

9.2.4 No Purchaser Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect since the date hereof.

9.2.5 Execution of Transaction Documents. The Purchaser and Merger Sub shall have executed and delivered to the Seller Parties counterparts to the Transaction Documents to which each is a party.

9.2.6 Closing Certificate. The Purchaser shall have delivered to the Seller Parties a certificate, signed by an executive officer of the Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Sections 9.2.1, 9.2.2 and 9.2.4.

9.3 Frustration of Certain Closing Conditions

None of the Parties may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party (or an Affiliate thereof) to act in good faith or use its reasonable best efforts to satisfy all conditions set forth in this Article IX.

Article X

TERMINATION

10.1 Termination

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing as follows:

10.1.1 by the mutual written consent of the Purchaser, with the approval of the Purchaser Special Committee, and FFAI, with the approval of the FFAI Special Committee;

10.1.2 by the Purchaser (if it is not in material breach of its representations, warranties or covenants under this Agreement), upon written notice to both Seller Parties, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of either Seller Party or the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.1.1, 9.1.2 or 9.1.3 not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Purchaser or cured by the applicable Seller Party or the Company within ten (10) days after receipt by both Seller Parties of written notice thereof from the Purchaser or is not reasonably capable of being cured prior to the Termination Date;

10.1.3 by FFAI (if neither Seller Party is in material breach of its representations, warranties or covenants under this Agreement), upon written notice to the Purchaser, if there has been a violation, breach or inaccuracy of any representation, warranty or covenant of the Purchaser contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 9.2.1 or 9.2.2 not to be satisfied, and such violation, breach or inaccuracy has not been waived by both Seller Parties or cured by the Purchaser within ten (10) days after receipt by the Purchaser of written notice thereof from the Seller Parties or is not reasonably capable of being cured prior to the Termination Date;

10.1.4 by the Purchaser or FFAI, if the Transactions have not been consummated on or before December 31, 2026 (the “Termination Date”); provided that, neither the Purchaser nor the Seller Parties shall be entitled to terminate this Agreement pursuant to this Section 10.1.4 if a material breach by the Purchaser (if it seeks to terminate) or either Seller Party (if the Seller Parties seek to terminate) of this Agreement has been the primary cause of the failure of the Closing to occur on or before such date; or

10.1.5 by the Purchaser or FFAI, if a permanent injunction or other permanent Governmental Order issued by a court of competent jurisdiction shall have become final and non-appealable, preventing the consummation of the Transactions; provided that, neither the Purchaser nor the Seller Parties shall be entitled to terminate this Agreement pursuant to this Section 10.1.5 if a material breach by the Purchaser (if it seeks to terminate) or either Seller Party (if the Seller Parties seek to terminate) of this Agreement has been the primary cause of the entry of such permanent injunction or other permanent Governmental Order, as applicable.

10.2 Effect of Termination

If this Agreement is terminated pursuant to this Article X, all further obligations of the Parties under this Agreement (other than those contained in Sections 8.9, 8.10, 10.2, Article XI and Article XII which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates shall have any further liability to any other Party; provided that, nothing herein shall relieve any Party from liability for such Party’s willful breach of this Agreement or fraud prior to such termination.

Article XI

Definitions; Cross-References to Other Defined Terms

11.1 Definitions

When used in this Agreement, the following terms have the meanings set forth below:

“Accounting Standards” means U.S. GAAP.

“Acquisition Proposal” means any proposal or offer to acquire all or a substantial part of the business or properties of the Target Companies, taken as a whole, or any Share Capital of any Target Company, whether by merger, tender offer, exchange offer, sale of assets or similar transaction involving the Target Companies, divisions or operating or principal business units.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. For the purposes of this Agreement, (i) unless otherwise set forth herein, in no event shall either Seller Party or, prior to the Closing, any Target Company be deemed as an Affiliate of the Purchaser, and (ii) in no event shall the Purchaser or its controlled Affiliates be deemed as an Affiliate of either Seller Party.

“Agreement” means this Transaction Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Business” means the Robotics Business.

“Business Day” means a calendar day on which banks are open for business in each of the States of New York and Delaware.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Regulations” means 31 C.F.R. Parts 800 through 802, and “DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565).

“CFIUS Control” has the meaning given to “control” in 31 C.F.R. § 800.208; “Critical Technologies” has the meaning in § 800.215; “Covered Investment Critical Infrastructure” in § 800.212; “Foreign Government” in § 800.221; “Foreign Person” in § 800.224; “Material Nonpublic Technical Information” in § 800.232; “Sensitive Personal Data” in § 800.241; “Substantial Interest” in § 800.244; “Substantive Decisionmaking” in § 800.245; “TID U.S. Business” in § 800.248; and “U.S. Regulatory Authorization” in § 800.254, in each case of the CFIUS Regulations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company-Owned IP Rights” means all Intellectual Property Rights owned or purported to be owned by any Target Company.

“Company Fundamental Representations” means Section 3.1 (Organization), Section 3.2 (Share Capital and Related Matters), Section 3.3 (Authorization; No Breach; Valid and Binding Agreement) and Section 3.14 (Brokerage).

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Target Company holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Target Companies as presently conducted; and (b) all Company-Owned IP Rights.

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay either Seller Party or any Target Company from consummating the Transactions; provided that, with respect to clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) any downturn after the date hereof in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which the Target Companies operate; (ii) the taking of any action required by this Agreement; (iii) any change after the date hereof in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (v) any change in the Accounting Standards after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving any territory in which the Target Companies operate; (vii) effects arising from or relating to, following the date hereof, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date hereof; and (ix) the failure of the Target Companies to meet or achieve the results set forth in any internal projection (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such change has resulted in a Company Material Adverse Effect); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Target Companies as compared to other Persons or businesses that operate in the industry in which the Target Companies operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“Data Security Program Rule” means 28 C.F.R. Part 202, as amended, and the terms “country of concern,” “covered person,” “covered data transaction,” “bulk,” and “government-related data” have the meanings given in such rule.

“Encumbrances” means any Lien, voting agreement, voting trust, proxy, option, right of purchase, right of first refusal, right of first offer, restriction on transfer or any other similar arrangement or restriction of any kind whatsoever, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, voting, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.89 (subject to adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Purchaser Common Stock prior to the Effective Time).

“Export Control Laws” means the Export Administration Regulations (15 C.F.R. Parts 730–774), the Export Control Reform Act of 2018 (50 U.S.C. § 4801 et seq.), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Arms Export Control Act (22 U.S.C. § 2778), and all other applicable export, reexport, and transfer control Laws.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. § 18a), and the rules promulgated thereunder (16 C.F.R. Parts 801–803).

“Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice) (collectively, “Patents”), (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof (collectively, “Copyrights”), (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”), (vi) internet domain names and web sites, (vii) other intellectual property rights, (viii) registrations and applications for any of the foregoing, and (ix) copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property License Agreements” means the written, long-term license agreements for the shared software and technology identified in Section 3.11.2 of the Seller Disclosure Schedule, effective as of the Closing and in form and substance mutually approved by Seller Parties and the Purchaser Special Committee.

“Key Employees” means Yueting Jia and Jiawei (Jerry) Wang.

“Knowledge” means, with respect to an individual, the actual knowledge of such Person after due inquiry, and with respect to a Person who is not an individual, the actual knowledge after due inquiry of any director or officer of such Person.

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien, limitation, condition, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Lock-up Agreement” means that certain lock-up agreement to be entered into by and among the Purchaser and the Seller Parties, effective as of the Closing Date, in substantially the form attached hereto as Exhibit A.

“Look-back Date” means January 1, 2025.

“Loss” or “Losses” means all orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement in accordance with Article V, Liabilities, losses, expenses and fees (including arbitral tribunal costs and reasonable attorneys’ fees and expenses).

“Nasdaq” means the Nasdaq Stock Market.

“Open Source Software” means any Software or Software component that is subject to an open-source copyright license agreement. Qualifying open-source copyright license agreements include, but are not limited to, Apache License 2.0, BSD 3-Clause “New” or “Revised” license, BSD 2-Clause “Simplified” or “FreeBSD” license, GNU General Public License, GNU Library or “Lesser” General Public License, MIT License, Mozilla Public License 2.0, Common Development and Distribution License, Eclipse Public License, and any other obligations, restrictions, or license agreements that substantially conform to the “Open Source Definition” as prescribed by the Open Source Initiative or otherwise may require third-party disclosure or licensing if any source code of such software components is used or compiled.

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and consistent with the past practices and normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the consolidated or combined balance sheet of the Robotics Business as of December 31, 2025 and statements of income, changes in shareholder equity and cash flows for 2025, audited in accordance with PCAOB auditing standards by a PCAOB-registered independent public accounting firm, together with any additional audited historical financial information required by the SEC Guidance.

“Permitted Liens” means (i) Tax Liens with respect to Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Standards; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) interests or title of a lessor under any of the Leases; (iv) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar Lien or restriction for amounts not yet due and payable; and (v) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the ordinary conduct of the business of such Person or detracting from the value of the assets of such Person.

“Permit” means any franchise, license, permit, consent and order of any Governmental Authority necessary for such applicable Person to own, lease and operate its properties or to carry on its business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including name; social security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; credit or payment card or financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” means each benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement, whether written or oral, (including all cash incentive, bonus, deferred compensation, profit sharing, equity appreciation, phantom equity, equity purchase, stock or share option or other incentive equity or equity or equity-based arrangement, and any employment, individual consulting, service, termination, retention, bonus, change in control, severance, retirement, pension, savings, vacation, fringe, paid time off, disability, health and welfare, post-termination or retiree health and welfare plan, program, policy, agreement, arrangement or Contract) that is: (A) sponsored, maintained, contributed to or required to be contributed to by any Target Company or (B) with respect to which any Target Company has or could reasonably be expected to have any actual or contingent liability or obligation.

“PRC” means the People’s Republic of China, including the Hong Kong and Macau Special Administrative Regions.

“PRC Government Person” means (i) any Governmental Authority of the PRC at any level, including the government of Hubei Province and of Huanggang Municipality and any of their agencies, instrumentalities, or investment vehicles; (ii) the Chinese Communist Party; and (iii) any Person in which any of the foregoing, individually or in the aggregate, holds directly or indirectly a 10% or greater equity or voting interest or over which it has CFIUS Control.

“Pre-Closing Fees” has the meaning set forth in the Transition Service Agreement.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Target Companies for any and all Pre-Closing Tax Periods (including, without limitation, any and all Taxes imposed on the Target Companies resulting from any Tax election made on or prior to Closing or by or at the direction of the Seller Parties), (ii) any and all Taxes of or imposed on the Target Companies for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.5 hereof), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or non-U.S. Law) of which the Target Companies (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or non-U.S. Tax Law), (iv) any and all Taxes of or imposed on either Seller Party or any of their respective Affiliates, including Taxes of either Seller Party or any of their respective Affiliates imposed on the Purchaser or any of its Affiliates, or the Target Companies as a result of transferee, successor or similar liability (including bulk transfer or similar Laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (v) any and all Transfer Taxes required to be paid by the Seller Parties pursuant to Section 7.3, (vi) any and all Taxes of or imposed on the Purchaser or any of its Affiliates (including the Target Companies) as a result of an inclusion under Section 951(a) or Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) attributable to (a) “subpart F income,” within the meaning of Section 952 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) of the Target Companies received or accrued on or prior to the Closing Date, (b) the holding of “United States property,” within the meaning of Section 956 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by the Target Companies on or prior to the Closing Date, or (c) “global intangible low-taxed income” or “net CFC tested income,” as the case may be, within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) received or accrued on or prior to the Closing Date that is attributable to any Target Company, in each case, determined as if the taxable years of the Target Companies ended on the Closing Date, (vii) Taxes of, or related to, the Target Companies resulting from an election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) to pay the “net tax liability” (as defined under Section 965(h) of the Code) in installments, (viii) any and all withholding Taxes required to be deducted and withheld with respect to payments made by the Purchaser to either Seller Party (or by any Target Company to either Seller Party) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement, and (ix) any and all amounts required to be paid by the Target Companies pursuant to any Tax sharing agreement, Tax allocation agreement, Tax holiday agreement, Tax abatement agreement, Tax indemnity or other similar arrangement to which either Seller Party or any of the Target Companies was a party on or prior to the Closing Date. Notwithstanding anything to the contrary herein, “Pre-Closing Taxes” shall not take into account and shall not be reduced by any carryback of any Tax attribute (including any net operating loss carryback) arising in any Tax period ending after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Privacy Laws” means all applicable Laws concerning the privacy, collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, and all regulations promulgated thereunder.

“Proceeding” means any action, charge, claim, investigation, mediation, hearing, arbitration, suit, litigation, inquiry or other proceeding by or before any Governmental Authority or arbitrator.

“Purchaser Common Stock” means common stock of the Purchaser, par value U.S. $0.001 per share.

“Purchaser Fundamental Representations” means Section 4.1 (Organization), Section 4.2 (Authorization; No Breach; Valid and Binding Agreement), Section 4.5 (Capitalization) and Section 4.7 (Brokerage).

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and its Subsidiaries taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay the Purchaser from consummating the Transactions; provided that, with respect to clause (a), none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) any downturn after the date hereof in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which the Purchaser and its Subsidiaries operate; (ii) the taking of any action required by this Agreement; (iii) any change after the date hereof in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (v) any change in the Accounting Standards after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving any territory in which the Purchaser and its Subsidiaries operate; (vii) effects arising from or relating to, following the date hereof, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak or material worsening of such conditions threatened or existing as of the date hereof; and (ix) the failure of the Purchaser and its Subsidiaries to meet or achieve the results set forth in any internal projection (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such change has resulted in a Purchaser Material Adverse Effect); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Purchaser and its Subsidiaries as compared to other Persons or businesses that operate in the industry in which the Purchaser and its Subsidiaries operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

“Purchaser Preferred Stock” means the non-voting convertible preferred stock of the Purchaser, par value U.S. $0.001 per share, with the terms specified in Section 1.4 and the Certificate of Designation.

“Purchaser Stock Price” means US$2.246.

“Purchaser Stockholder Approval” means the approval of the Purchaser Stockholder Proposals by written consent in lieu of a meeting of the holders of the requisite voting power entitled to vote thereon, in accordance with applicable Law, the applicable Nasdaq Listing Rules and the Organizational Documents of the Purchaser.

“Purchaser Stockholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between the Purchaser and the Seller Parties, to be approved by written consent of the Purchaser’s stockholders following the Closing in accordance with Section 8.3.3: (i) approval, for purposes of applicable Nasdaq Listing Rules, including Rules 5635(a), (b) and (d), as applicable, of the issuance of the Purchaser Stock Consideration and Purchaser Common Stock issuable upon conversion of the Purchaser Preferred Stock; and (ii) any amendment to the Purchaser’s certificate of incorporation required to authorize sufficient shares to effect the foregoing.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Robotics Business” means the robotics business owned and operated by FFAI before the Internal Restructuring.

“Robotics Products” means all products and services designed, developed, manufactured, sold, leased, licensed, or supported by or for the Business, including the FF Futurist and FF Master humanoid robots and the FX Aegis quadruped robot, and all components, subassemblies, firmware, Software (including AI models and model weights), cloud and remote services, and Technology relating to any of them.

“Sanctioned Person” means a Person that is (i) the subject of Sanctions, (ii) located in or organized under the Laws of a country or territory which has been the subject of country- or territory-wide Sanctions within the past five (5) years (namely, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), or (iii) majority-owned or controlled by a Person described in clause (i) or clause (ii).

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States Department of the Treasury, Office of Foreign Assets Control and the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (ii) any oral or written comments, requirements or requests of the SEC or its staff, (iii) the Securities Act and the Exchange Act, and (iv) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller Fundamental Representations” means Section 2.1 (Organization), Section 2.2 (Authorization; No Breach; Valid and Binding Agreement), Section 2.3 (Title to Company Stock) and Section 2.6 (Brokerage).

“Seller SEC Reports” means all reports filed or furnished by FFAI with the SEC on or after March 31, 2025.

“Share Capital” means (i) in the case of a corporation, any and all share capital, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of share capital, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

“Software” means any and all computer software, documentation and code, including assemblers, applets, compilers, source code, source code listings, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, more than fifty (50) percent of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or similar body governing the affairs of such entity, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, more than fifty (50) percent of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a more than fifty (50) percent ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated more than 50% of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Support Agreement” means that certain voting and support agreement to be entered into by and among the Purchaser, the Seller Parties, FF Global Partners LLC, Yueting Jia, Jiawei Wang and any of their respective Affiliates that own or control voting shares of the Purchaser, in substantially the form attached hereto as Exhibit B.

“Target Companies” or “Target Company” means the Company and its Subsidiaries, and, after the Closing, the Surviving Company and its Subsidiaries, which shall include those entities disclosed in Section 3.1.1 of the Seller Disclosure Schedule.

“Tax” and “Taxes” means (i) any federal and state (including any subdivision, municipality, province or locality or any agency thereof) or other non-U.S. taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any taxing authority or Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, qui tam suits (or any similar or comparable suits) brought by any Person which is related or attributable to taxes and any liability under unclaimed property, escheat, or similar Laws), whether disputed or not, (ii) interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority or Governmental Authority in connection with (a) any item described in clause (i) or (b) the failure to comply with any requirement imposed with respect to any Tax Return, and (iii) liability in respect of any items described in clause (i) and/or (ii) payable by reason of contract (including any tax indemnity agreement, tax sharing agreement, tax allocation, tax holiday or tax abatement agreement or similar contract or arrangement), assumption, transferee, successor or similar liability, bulk sales or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or non-U.S. Law)) or otherwise.

“Tax Returns” means any returns, declarations, reports, claims or filings for refund or payment, and any informational returns or statements or other documents filed or required to be filed with a taxing authority in connection with the determination, assessment or collection of Tax or the administration of any Laws, regulations or administrative requirements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Transaction Documents” means this Agreement, the Employment Agreements, the Lock-up Agreement, the Support Agreement, the Certificate of Designation, the Transition Service Agreement and the Intellectual Property License Agreements.

“Transactions” means the transactions contemplated under this Agreement and all other Transaction Documents.

“Transition Service Agreement” means that certain transition service agreement entered into by and between FFAI and the Company, effective as of October 1, 2026, substantially in the form attached hereto as Exhibit C.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“U.S. dollar” or “U.S. dollars” or “US$” means the lawful currency of the United States of America, unless otherwise specified.

“WARN Laws” means the federal Worker Adjustment and Retraining Notification Act of 1988, and any similar state, local or foreign law relating to plant closings, relocations, mass layoffs, reductions in force or employee notifications, including any regulations issued thereunder.

11.2 Cross-References

The following terms are defined in the following Sections of this Agreement:

Term	Section
Agreement	Preface
Anticorruption Laws	Section 3.22.2
Assumed Option	Section 1.3.3(b)
Audited Financial Statements	Section 3.4.1
Balance Sheet Date	Section 3.4.1
Cayman Seller	Preface
Certificate of Designation	Section 1.4
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preface
Company Registered IP	Section 3.11.1
Company Software	Section 3.11.9
Company Stock	Recitals
Company Systems	Section 3.11.10
Competitive Business	Section 6.1
Concurrent PIPE	Section 8.15
Contributor	Section 3.11.6
Covered Entity	Section 6.1
Covered Territory	Section 6.1
DGCL	Section 8.3.3
Dispute	Section 12.1.1
Effective Time	Section 1.3.2
Employment Agreements	Section 9.1.7

Term	Section
Equity Exchange	Recitals
Fairness Opinion	Recitals
Fair Value	Section 3.8
FFAI	Preface
FFAI Board	Recitals
FFAI Special Committee	Recitals
Financial Statements	Section 3.4.1
Indemnification Notice	Section 5.2.4
Indemnified Party	Section 5.2.4
Indemnifying Party	Section 5.2.4
Information Statement	Section 8.3.1
Insurance Policies	Section 3.19
Intended Tax Treatment	Recitals
Interim Financial Statements	Section 3.4.1
Internal Restructuring	Recitals
Lease or Leases	Section 3.7.2
Leased Real Property	Section 3.7.2
Material Contract	Section 3.10.1
Merger	Recitals
Merger Sub	Preface
Noncompete and Non-Solicitation Period	Section 6.1
Outstanding Options	Section 1.3.1
Parties	Preface
Plan of Reorganization	Recitals
Pre-Closing Tax Matter	Section 7.6
Purchase Price	Section 1.1
Purchaser	Preface
Purchaser Board	Recitals
Purchaser D&O Indemnified Parties	Section 8.12.1
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnitee	Section 5.2.1
Purchaser RSUs	Section 8.16.6
Purchaser Special Committee	Recitals
Purchaser Stock Consideration	Section 1.3.1
Registrable Securities	Section 8.13.1
Seller Disclosure Schedule	Article III
Seller Indemnitee	Section 5.2.3
Seller Party or Seller Parties	Preface
Survival Date	Section 5.2.2
Surviving Company	Section 1.3.2
Target Company Employees	Section 8.16.1
Termination Date	Section 10.1.4
Third Party Proceeding	Section 5.2.4
Top Customers	Section 3.24
Transfer Taxes	Section 7.3
Transition List	Section 8.16.1

11.3 Construction

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of construction shall apply:

11.3.1 Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

11.3.2 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

11.3.3 Gender and Number. Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

11.3.4 Headings. The provision of a Table of Contents, the division of this Agreement into Sections and clauses and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “clause” are to the corresponding Section or clause of this Agreement unless otherwise specified.

11.3.5 Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

11.3.6 Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Article XII

Miscellaneous

12.1 Consent to Jurisdiction; Waiver of Jury Trial

12.1.1 Any Proceeding that is based upon, arises out of, in connection with or relates to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (a “Dispute”) shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Dispute, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and (iv) agrees not to bring any Dispute based upon, arising out of or relating to this Agreement or other Transaction Documents or the transactions contemplated hereby or thereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 12.1.1.

12.1.2 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

12.2 Consent to Amendments

Except as otherwise expressly provided herein, the provisions of this Agreement may be amended only with the written consent of all Parties, with the Purchaser’s consent, which may be given only with the approval of the Purchaser Special Committee for the period prior to the Closing or the disinterested members of the Purchaser Board for the period after the Closing, and each Seller Party’s consent, which, prior to the Closing, may be given only with the approval of the FFAI Special Committee. Any consent, approval, waiver, election, determination or termination by, and any exercise, waiver or enforcement of any right or remedy of, the Purchaser under this Agreement or any other Transaction Document shall require the prior approval of the Purchaser Special Committee for the period prior to the Closing or the disinterested members of the Purchaser Board for the period after the Closing, which shall have exclusive authority to act on behalf of the Purchaser in respect thereof. Any consent, approval, waiver, election, determination or termination by, and any exercise, waiver or enforcement of any right or remedy of, either Seller Party under this Agreement or any other Transaction Document prior to the Closing shall require the prior approval of the FFAI Special Committee, which shall have exclusive authority to act on behalf of the Seller Parties in respect thereof. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

12.3 Successors and Assigns; Benefits

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Seller Party, the Company or Merger Sub without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of both Seller Parties. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder, except that the Purchaser Indemnitees shall be third-party beneficiaries and entitled to enforce Section 5.2.1, the Seller Indemnitees shall be third-party beneficiaries and entitled to enforce Section 5.2.3, and the Purchaser D&O Indemnified Parties shall be third-party beneficiaries and entitled to enforce Section 8.12.

12.4 Counterparts

This Agreement may be executed simultaneously in counterparts (including by means of facsimiled signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same Agreement.

12.5 Governing Law

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions.

12.6 Notices

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), five days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, (iii) when sent by facsimile to the recipient if sent before 5:00 p.m. New York time on a Business Day, or (iv) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such notices, demands and other communications shall be sent to the applicable Party at the addresses indicated below or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party:

To the Purchaser or Merger Sub (including in its capacity as the Surviving Company):

FF EAI Robotics Ecosystem Inc.

1990 E. Grand Ave.

El Segundo, CA 90245

Email: legal@aixcrypto.ai

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP

2206-19 Jardine House, 1 Connaught Place, Hong Kong

Attention: Henry Yin; Benjamin Yao

Email: henry.yin@loeb.com; byao@loeb.com

and

Loeb & Loeb LLP

10100 Santa Monica Boulevard, Suite 2200, Los Angeles, CA

Attention: Victor Chen

Email: vchen@loeb.com

To FFAI:

1990 E Grand Ave.

El Segundo, California 90245

Attention Legal Department

Email: legal@ff.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, New York 10036

Attention: M. Ali Panjwani

Email: apanjwani@pryorcashman.com

To the Cayman Seller:

1990 E Grand Ave.

El Segundo, California 90245

Attention: Jerry Wang

Email: jerry.wang@ff.com

To the Company, prior to the Effective Time:

1990 E Grand Ave.

El Segundo, California 90245

Attention: Chris Chen

Email: Chris.Chen@ff.com

12.7 No Strict Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements contemplated hereby. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.8 Entire Agreement

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede any prior understanding, agreements or representations by or between the Parties, written or oral, which may relate to the subject matter hereof in any way.

12.9 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.10 Remedies; Specific Performance

The Parties acknowledge that money damages would not be an adequate remedy at law if any Party fails to perform in any material respect any of its obligations hereunder and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach or threatened breach or to seek to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond, in accordance with the terms and conditions of this Agreement in any court having jurisdiction, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law. No remedy shall be exclusive of any other remedy, and all available remedies shall be cumulative.

[remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

FFAI:

Faraday Future Intelligent Electric Inc.

By:	/s/ Koti Meka
Name:	Koti Meka
Title:	Chief Financial Officer

THE CAYMAN SELLER:

Smart Technology Holdings Ltd.

By:	/s/ Jerry Wang
Name:	Jerry Wang
Title:	Authorized Signatory

THE COMPANY:

FF EAI Robotics Inc.

By:	/s/ Chris Chen
Name:	Chris Chen
Title:	Chief Executive Officer

Signature Page to Transaction Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above

THE PURCHASER:

FF EAI Robotics Ecosystem Inc.

By:	/s/ Jay Sheng
Name:	Jay Sheng
Title:	President

MERGER SUB:

FFR Acquisition Sub LLC

By:	/s/ Jay Sheng
Name:	Jay Sheng
Title:	Authorized Signatory

Schedule A   Seller Disclosure Schedule

[Attached Separately]

Schedule B    Purchaser Disclosure Schedule

[Attached Separately]